Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ULTHERA, INC.

GEMSTONE MERGER CORPORATION

AND

CABOCHON AESTHETICS, INC.

BEN BRIAN

AS THE STOCKHOLDERS’ REPRESENTATIVE

Dated as of January 22, 2014

CONFIDENTIAL

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CONFIDENTIAL

TABLE OF CONTENTS

(Continued)

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CONFIDENTIAL

TABLE OF CONTENTS

(Continued)

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Exhibits

Exhibit A	Escrow Agreement

Exhibit B	Key Employees

Exhibit C	Form of Non-Competition Agreement

Exhibit D	Form of Letter of Transmittal

Exhibit E	Form of Consideration Spreadsheet

Exhibit F	Amendment to Assignment and License Agreement

Exhibit G	Form of General Release

Exhibit H	Persons Executing General Releases

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INDEX OF DEFINED TERMS

Terms	Cross Reference in Agreement
2014 Contingent Payment Amount	Article I
2014 Contingent Payment Escrow Amount	2.9(h)(iv)
2014 Contingent Payment Statement	2.9(a)(iii)
2014 Revenues	Article I
2015 Contingent Payment Amount	Article I
2015 Contingent Payment Statement	2.9(a)(iv)
2015 Revenues	Article I
2016 Contingent Payment Amount	Article I
2016 Contingent Payment Statement	2.9(a)(v)
2016 Revenues	Article I
2017 Contingent Payment Amount	Article I
2017 Contingent Payment Statement	2.9(a)(vi)
2017 Revenues	Article I
Accountant	Article I
Acquisition Proposal	6.1(a)
Affiliate	Article I
Aggregate Series A Liquidation Preference	Article I
Aggregate Series B Liquidation Preference	Article I
Aggregate Series C Liquidation Preference	Article I
Agreement	Preamble
Annual Contingent Payment	2.9(c)
Annual Contingent Payment Dispute Notice	2.9(d)
Annual Contingent Payment Expert Calculation	2.9(f)
Annual Contingent Payment Review Period	2.9(d)
Annual Contingent Payment Statement	2.9(a)(vi)
Applicable Option Exercise Proceeds	Article I
Balance Sheet Date	3.4
Board of Directors and Boards of Directors	Recitals
Bridge Debt	Article I
Bundled Product	Article I
Business Day	Article I
Cabochon Procedure	Article I
Cabochon System	Article I
Cash	Article I
Cash Equivalents	Article I

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CONFIDENTIAL

Terms	Cross Reference in Agreement
CCC	2.6(f)(i)
Certificate of Merger	2.2
Certificates	2.8(c)
Chargebacks	Article I
Claim Dispute Notice	8.4(c)
Closing	2.2
Closing Balance Sheet	2.10(b)
Closing Cash	Article I
Closing Change of Control Bonuses	Article I
Closing Date	2.2
Closing Debt	Article I
Closing Working Capital	2.10(a)
COBRA	Article I
Code	2.7(a)(ii)
Commercially Reasonable Efforts	2.9(l)(i)
Common Per Share Merger Consideration	2.6(d)
Company	Preamble
Company 401(k) Plans	6.8
Company Balance Sheet	3.4
Company Board Recommendation	3.3(a)
Company Business	Article I
Company Capital Stock	Article I
Company Charter Documents	3.1(b)
Company Common Stock	2.6(d)
Company Disclosure Letter	Article III
Company Employee Plan	Article I
Company Employees	6.7(a)
Company Indemnified Parties	6.9(a)
Company Intellectual Property	Article I
Company IP Contract	Article I
Company Material Contract	3.16(a)
Company Option Plan	Article I
Company Options	Article I
Company Owned IP	3.8(f)
Company Participants	6.7(a)
Company Permits	3.9(b)
Company Preferred Stock	Article I
Company Products	Article I
Company Registered Intellectual Property	Article I

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CONFIDENTIAL

Terms	Cross Reference in Agreement
Company Stockholder	Article I
Company Transaction Expenses	Article I
Company Warrant Merger Consideration	2.7(b)(i)
Company Warrants	Article I
Confidentiality Agreement	6.3(a)
Consideration Spreadsheet	5.2(a)
Contingent Merger Consideration	Article I
Contingent Merger Consideration Period	2.9(l)(i)
Contingent Merger Consideration Set-Off	2.9(j)
Contingent Payment Notice	2.9(h)(i)
Contingent Revenue Payment	Article I
Contract	3.2(a)
Credits	Article I
Deductible	8.1(b)
Delaware Law	Recitals
DGCL	2.3
Dispute Notice	2.10(b)(ii)
Dissenting Shares	2.6(f)(i)
DOL	Article I
Effective Time	2.2
Employee	Article I
Employee Agreement	Article I
End Date	9.1(c)
Environmental Laws	3.15
Environmental Permits	3.15
ERISA	Article I
ERISA Affiliate	Article I
Escrow Agent	Article I
Escrow Agreement	Recitals
Escrow Amount	Article I
Escrow Fund	Article I
Escrow Termination Date	Article I
Estimated Closing Working Capital	2.10(a)
Excess	2.10(c)
Expert Calculations	2.10(b)(iv)
FDA	3.9(b)
FDA Milestone	Article I
FDA Milestone Payment Amount	Article I
FDA Milestone Payment Escrow Amount	2.9(i)(ii)

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CONFIDENTIAL

Terms	Cross Reference in Agreement
FDA Milestone Shaftel Bonus	Article I
Federal Court	10.6
Financial Statements	3.4
Foundry Agreement	7.3(g)
FR Expiration Date	8.1(a)
Fundamental Representation	8.1(a)
GAAP	3.4
General Expiration Date	8.1(a)
Governmental Entity	3.3(c)
Governmental Order	Article I
Hazardous Materials	3.15
HSR Act	3.3(c)
include, includes, including	10.2(a)
Indebtedness	Article I
Indemnification Allocation	8.3(f)
Indemnified Parties	Article I
Initial Escrow Amount	Article I
Initial Merger Consideration	Article I
Initial Revenue Milestone	Article I
Initial Revenue Milestone Consideration	Article I
Initial Revenue Milestone Escrow Amount	Article I
Intellectual Property	Article I
Interim Financial Statements	3.4
International Employee Plan	Article I
IP Representation Expiration Date	8.1(a)
IRS	Article I
Key Employees	Recitals
Knowledge	10.2(b)
Leased Real Property	3.13
Leases	3.13
Legal Requirements	3.2(d)
Letter of Transmittal	2.8(c)
Liens	3.1(c)
Losses	Article I
Material Adverse Effect	10.2(c)
Merger	2.1
Merger Consideration	Article I
Merger Sub	Preamble
Milestones	2.9(h)

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CONFIDENTIAL

Terms	Cross Reference in Agreement
Multiemployer Plan	Article I
Necessary Consents	3.3(c)
Net Sales	Article I
Net Working Capital	Article I
Non-Competition Agreements	Recitals
Offer Letters	Recitals
Officer’s Certificate	Article I
Officer’s Claim Certificate	8.4(a)
Option Merger Consideration	2.7(a)(ii)
Option Notice	2.7(a)(i)
Parent	Preamble
Parent Closing Statement	2.10(b)
Parent Disclosure Letter	Article IV
Parent ESPP	6.7(b)
Parent Loan Amount	Article I
Parent Plans	6.7(a)
Participating Rights Holders	Article I
Paying Agent	Article I
Payment Fund	2.8(b)
Pension Plan	Article I
Per Share Closing Series C Preferred Consideration	Article I
Per Share Series A FDA Milestone Consideration	Article I
Per Share Series A Initial Revenue Milestone Consideration	Article I
Per Share Series A Liquidation Preference	Article I
Per Share Series B FDA Milestone Consideration	Article I
Per Share Series B Initial Revenue Milestone Consideration	Article I
Per Share Series B Liquidation Preference	Article I
Per Share Series C FDA Milestone Consideration	Article I
Per Share Series C Initial Revenue Milestone Consideration	Article I
Per Share Series C Liquidation Preference	Article I
Per Unit Average Selling Price	Article I
Permits	3.9(b)
Permitted Liens	Article I
Person	10.2(d)
Pre-Closing Tax Period	Article I
Proceedings	3.10
Registered Intellectual Property	Article I
Related Person	3.20
Release	3.15

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CONFIDENTIAL

Terms	Cross Reference in Agreement
Representative Reimbursement Amount	Article I
Required Stockholder Vote	3.3(a)
Review Period	2.10(b)(ii)
Series A Per Share Merger Consideration	Section 2.6(c)
Series A Preferred Stock	Article I
Series B Per Share Merger Consideration	Section 2.6(b)
Series B Preferred Stock	Article I
Series C Per Share Merger Consideration	Section 2.6(a)
Series C Preferred Stock	Article I
Shortfall	2.10(c)
Specified Accounting Principles	2.10(a)
Stockholder Approval	Recitals
Stockholders’ Representative	8.5(a)
Stockholders’ Representative Expenses	8.5(b)
Straddle Period	Article I
Subsidiary	3.1(a)
Subsidiary Charter Documents	3.1(b)
Surviving Corporation	2.1
Target Net Working Capital	Article I
Tax Returns	3.7(a)(ii)
Tax, Taxes	3.7(a)(i)
Technology	Article I
the business of	10.2(a)
Third Party Claim	8.6(a)
Transaction Expenses	9.3
Treasury Regulations	3.12(c)
Unpaid Company Transaction Expenses	Article I
Unpaid Pre-Closing Taxes	Article I
WARN Act	6.6(b)
Warrant Exercise Proceeds	Article I

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 22, 2014, by and among Ulthera, Inc., a Delaware corporation (“Parent”), Gemstone Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Cabochon Aesthetics, Inc., a Delaware corporation (the “Company”), and Ben Brian, as Stockholders’ Representative (as defined in Section 8.6(a)).

RECITALS

A. The respective Boards of Directors of Parent, Merger Sub and the Company (the “Boards of Directors” and each, a “Board of Directors”) have deemed it advisable and in the best interests of their respective corporations and stockholders that Merger Sub and the Company consummate the business combination and other transactions provided for herein in order to advance their respective long-term strategic business interests.

B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the laws of the State of Delaware (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 2.1), and the Company Board of Directors has resolved to recommend to the stockholders of the Company the adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger.

C. Promptly following the execution and delivery of this Agreement, stockholders of the Company representing the requisite number of shares of the Company Preferred Stock and Company Common Stock (each as defined in Article I), voting as separate classes will, through an action by a written consent (the “Stockholder Approval”), adopt this Agreement, and thereby approve the principal terms of the Merger.

D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, (i) Parent, the Stockholders’ Representative and the Escrow Agent (as defined in Article I) are entering into an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”), pursuant to which a portion of the aggregate Merger Consideration (as defined in Article I) shall be placed in an escrow account to satisfy and secure the obligations set forth in Article VIII, (ii) certain individuals identified on Exhibit B (the “Key Employees”) are entering into offer letters with Parent or the Company (the “Offer Letters”), and (iii) certain individuals are entering into non-competition agreements with Parent in the form attached hereto as Exhibit C (the “Non-Competition Agreements”).

CONFIDENTIAL

E. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following terms have the following meanings:

(a) “2014 Contingent Payment Amount” means an amount equal to (I) the product of (x) 0.55, multiplied by (y) the difference between (1) the 2014 Revenues minus (2) the Initial Revenue Milestone, plus (II) the Applicable Option Exercise Proceeds, if any, minus (III) Unpaid Company Transaction Expenses; provided, however, that if the Initial Revenue Milestone was not achieved by December 31, 2014, the 2014 Contingent Payment Amount shall be an amount equal to $0.

(b) “2014 Revenues” means Net Sales of Company Products for the calendar year ending on December 31, 2014.

(c) “2015 Contingent Payment Amount” means an amount equal to (I) the product of (x) 0.5, multiplied by (y) the difference between (1) the 2015 Revenues minus (2) the greater of (a) the 2014 Revenues and (b) the Initial Revenue Milestone, plus (II) the Applicable Option Exercise Proceeds, if any, minus (III) Unpaid Company Transaction Expenses; provided, however, that if the greater of (a) the 2014 Revenues and (b) the Initial Revenue Milestone was not achieved for the 12-month period ending on December 31, 2015, the 2015 Contingent Payment Amount shall be an amount equal to $0.

(d) “2015 Revenues” means the Net Sales of Company Products for the calendar year ending on December 31, 2015.

(e) “2016 Contingent Payment Amount” means an amount equal to (I) the product of (x) 0.4, multiplied by (y) the difference between (1) the 2016 Revenues minus (2) the greater of (a) the 2014 Revenues, (b) the 2015 Revenues and (c) the Initial Revenue Milestone, plus (II) the Applicable Option Exercise Proceeds, if any, minus (III) Unpaid Company Transaction Expenses; provided, however, that if the greater of (a) the 2014 Revenues, (b) the 2015 Revenues and (c) the Initial Revenue Milestone was not achieved by December 31, 2016, the 2016 Contingent Payment Amount shall be an amount equal to $0.

(f) “2016 Revenues” means the Net Sales of Company Products for the calendar year ending on December 31, 2016.

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(g) “2017 Contingent Payment Amount” means an amount equal to (I) the product of (x) 0.3, multiplied by (y) the difference between (1) the 2017 Revenues minus (2) the greater of (a) the 2014 Revenues, (b) the 2015 Revenues, (c) 2016 Revenues and (d) the Initial Revenue Milestone, plus (II) the Applicable Option Exercise Proceeds, if any, minus (III) Unpaid Company Transaction Expenses; provided, however, that if the greater of (a) the 2014 Revenues, (b) the 2015 Revenues, (c) 2016 Revenues and (d) the Initial Revenue Milestone was not achieved by December 31, 2017, the 2017 Contingent Payment Amount shall be an amount equal to $0.

(h) “2017 Revenues” means the Net Sales of Company Products for the calendar year ending on December 31, 2017.

(i) “Accountant” means Ernst & Young LLP, or any successor thereto.

(j) “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person.

(k) “Aggregate Series A Liquidation Preference” shall mean the amount equal to the Per Share Series A Liquidation Preference multiplied by the number of shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time.

(l) “Aggregate Series B Liquidation Preference” shall mean the amount equal to the Per Share Series B Liquidation Preference multiplied by the number of shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time.

(m) “Aggregate Series C Liquidation Preference” shall mean the amount equal to the Per Share Series C Liquidation Preference multiplied by the sum of (x) the number of shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time, plus (y) the number of shares of Series C Preferred Stock subject to Company Warrants to be terminated at the Effective Time.

(n) “Applicable Option Exercise Proceeds” means, in connection with the 2014 Contingent Payment Amount, 2015 Contingent Payment Amount, 2016 Contingent Payment Amount and 2017 Contingent Payment Amount, an amount equal to the aggregate exercise price of certain Company Options that have Option Merger Consideration greater than $0 at an applicable Milestone. For the avoidance of doubt, the Applicable Option Exercise Proceeds for any particular Company Option shall only be counted once and applied at the first time such Company Option’s Option Merger Consideration exceeds $0.

(o) “Bridge Debt” shall mean an amount equal to the sum of (i) the principal amount of $400,000, plus (ii) the interest accrued on the principal described in subsection (i), plus (iii) an additional $400,000, pursuant to certain outstanding convertible promissory notes.

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(p) “Bundled Product” shall mean one or more Company Products and other products that are not Company Products that are sold together, where the purchaser is charged a single undifferentiated purchase price for such single, combined sale.

(q) “Business Day” shall mean any day that is not Saturday or Sunday or other day on which banks are required or authorized by law to close in New York, New York or San Francisco, California.

(r) “Cabochon Procedure” means a medical or aesthetic procedure in which tissue is elevated in or by a hand-held device and (i) medication or anesthetic is delivered, (ii) tissue or fluid is aspirated, or (iii) subcutaneous tissue in or below the elevated tissue is cut, which procedure is covered by a Valid Claim or is otherwise primarily based on Intellectual Property included in Company-Owned IP.

(s) “Cabochon System” means the Company’s system for improvement in the appearance of cellulite, comprising (i) a disposables kit, (ii) a motor module (wall-powered or rechargeable version with charging station), (iii) an anesthetic solution infiltration syringe set, and (iv) a suction pump and associated isolation canister and tubing, as such system exists or is in development as of the Closing.

(t) “Cash” means cash and Cash Equivalents determined in accordance with the GAAP.

(u) “Cash Equivalents” means investment securities with original maturities of ninety (90) days or less.

(v) “Chargebacks” means chargebacks and similar payments (including administrative fees in connection therewith) to wholesalers and other distributors in connection with the Company Products.

(w) “Closing Cash” means the aggregate amount of all Cash of the Company as of the Closing.

(x) “Closing Change of Control Bonuses” shall mean an amount equal to the sum of (i) $1,000,000 to be paid to Ben Brian at Closing pursuant to an Offer Letter between the Company and Ben Brian dated December 4, 2007, as amended by Amendment No. 1 to Offer Letter dated December 22, 2008 and by Amendment No. 2 to Offer Letter dated March 28, 2012, plus (ii) $100,000 to be paid to Jan Shaftel, each of which shall be paid at, and conditional upon, the Closing.

(y) “Closing Debt” means the aggregate principal amount of, and accrued interest on, all Indebtedness of the Company as of the Closing, including but not limited to any unpaid Bridge Debt and the Parent Loan Amount.

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(z) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

(aa) “Company Business” shall mean the design, development, manufacture, marketing and sale of Company Products as conducted as of the date hereof.

(bb) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(cc) “Company Common Stock” means the Common Stock of the Company, par value $0.001 per share.

(dd) “Company Employee Plan” shall mean any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is currently maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any material liability or obligation, including all International Employee Plans.

(ee) “Company Intellectual Property” shall mean all Intellectual Property and Technology which the Company or any of its Subsidiaries owns, purports to own, or has valid rights to use (whether through a Company IP Contract or otherwise, for the application(s) for which such Intellectual Property and Technology is used in the Company Business) as of the Closing, or which was conceived by Company or any of its Subsidiaries prior to the Closing and reduced to practice after the Closing; including any improvements of any of the foregoing that claim priority to a Valid Claim. For the avoidance of doubt, Company Intellectual Property does not include (i) Intellectual Property or Technology owned or controlled by, or licensed to, Parent prior to Closing, or to which Parent secured a right to own or control or license prior to the Closing, or (ii) Intellectual Property or Technology owned or controlled by, or licensed to, any third party that is unaffiliated with Parent or Company as of the Closing.

(ff) “Company IP Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party and pursuant to which (A) the Company or any of its Subsidiaries has granted an assignment, license (including any sublicense) or covenant not to sue under Company Intellectual Property to any third Person, or any option with respect thereto or (B) any third Person has granted an assignment, license (including any sublicense), or covenant not to sue to the Company or any of its Subsidiaries under any Company Intellectual Property; provided that Company IP Contracts shall not include (I) “shrink wrap” and similar off-the-shelf software licenses or (II) other agreements and licenses ancillary to the purchase or use of equipment, reagents or other materials.

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(gg) “Company Option Plan” shall mean the Cabochon Aesthetics, Inc. 2005 Stock Option Plan.

(hh) “Company Options” shall mean all outstanding options to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Option Plan, or pursuant to any individual stock option agreement (other than the Company Warrants).

(ii) “Company Preferred Stock” means collectively, the Company’s Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), and Series C Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”).

(jj) “Company Products” shall mean (i) the Cabochon System as a single integrated product, the disposables kit described in subsection (i) of the definition of Cabochon System, the motor module described in subsection (ii) of the definition of Cabochon System, or a combination of the foregoing disposables kit and motor module described in subsection (i) or (ii) of the definition of Cabochon System (together, in each case, with any improvements or modifications thereto, including any such improvements or modification intended for use in indications other than the improvement in the appearance of cellulite); (ii) any other product of Parent or any of its Subsidiaries (including the Surviving Corporation) that is covered by a Valid Claim or is otherwise primarily based on Intellectual Property included in Company-Owned IP, and (iii) any other product, equipment, component or accessory intended for use in a Cabochon Procedure when packaged and sold together with the Cabochon System.

(kk) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(ll) “Company Stockholder” shall mean a holder of Company Capital Stock as of immediately prior to the Effective Time.

(mm) “Company Transaction Expenses” means (i) the fees and disbursements payable by the Company to Piper Jaffray referenced in Section 3.11; (ii) any transaction bonuses and severance payments payable to Company employees pursuant to any arrangement in effect on or before the Closing, including the Change of Control Bonuses; (iii) all amounts (plus any associated withholding Tax and any Taxes required to be paid by the Company with respect thereto) payable by the Company in connection with or at Closing, under any “change of control,” termination, or other similar arrangements as a result of the consummation of the transactions contemplated hereby pursuant to any arrangement in effect on or before the Closing; (iv) the costs and expenses incurred by the Company in connection with the purchase of “tail” insurance policies pursuant to Section 6.9(c); (v) the fees and disbursements payable to legal counsel or accountants of the Company; and (vi) all other miscellaneous expenses or costs, in each case, incurred by the Company in connection with the negotiation and preparation of, and the transactions contemplated by, this

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Agreement; provided, however, that the foregoing clauses “(v)” and “(vi)” shall not include any fees, expense or disbursements incurred by Parent, or by the Surviving Corporation which are incurred on behalf of Parent, including the fees and expenses of Parent’s attorneys, accountants and other advisors.

(nn) “Company Warrants” shall mean any of the warrants to acquire shares of Series C Preferred Stock outstanding as of the date hereof.

(oo) “Contingent Merger Consideration” means, collectively, the FDA Milestone Payment Amount, Initial Revenue Milestone Consideration, the 2014 Contingent Payment Amount, the 2015 Contingent Payment Amount, the 2016 Contingent Payment Amount and the 2017 Contingent Payment Amount, payable to the Participating Rights Holders, if at all, pursuant to Section 2.9.

(pp) “Contingent Revenue Payment” means each of the 2014 Contingent Payment Amount, 2015 Contingent Payment Amount, 2016 Contingent Payment Amount and 2017 Contingent Payment Amount.

(qq) “Credits” shall mean credits, rebates, reimbursements, and similar payments to trade customers, wholesalers, national, state, or local governments or buying groups, including product wholesalers, managed care organizations and benefit managers, insurers and other institutions in connection with the Company Products but excludes credits issued in respect of returned Company Products.

(rr) “DOL” shall mean the United States Department of Labor.

(ss) “Employee” shall mean any current or former or retired employee, consultant or director of the Company or any ERISA Affiliate. For the avoidance of doubt, nothing in this Agreement shall be deemed to give any Person any claim to be treated as an employee of the Company.

(tt) “Employee Agreement” shall mean each written employment, severance, consulting, relocation, or other agreements or contract between the Company or any ERISA Affiliate and any Employee under which the Company or any ERISA Affiliate has a material obligation (other than those agreements, contracts or understandings that are terminable by the Company or any ERISA Affiliate on no more than ninety (90) days’ notice without liability or financial obligation to the Company or any ERISA Affiliate).

(uu) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(vv) “ERISA Affiliate” shall mean each Subsidiary of the Company and any other individual or entity controlling, controlled by or under common control with the Company or any of

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its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(ww) “Escrow Agent” shall mean Wilmington Trust, N.A., or any successor as determined in accordance with the Escrow Agreement.

(xx) “Escrow Amount” shall mean (i) Initial Escrow Amount plus, (ii) if any, the FDA Milestone Payment Escrow Amount, plus (iii) if the Initial Revenue Milestone is achieved by December 31, 2014, the Initial Revenue Milestone Escrow Amount, plus (iv) if any, the 2014 Contingent Payment Escrow Amount.

(yy) “Escrow Fund” shall mean the Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

(zz) “Escrow Termination Date” shall mean the date twelve (12) months after the Closing Date.

(aaa) “FDA Milestone” means the receipt of written clearance or approval from the FDA that authorizes the marketing of the Cabochon System (or a substantially equivalent replacement thereof that comprises a Company Product), based on the submission of the 12 month data from the pivotal study which removes the “short term” limitation currently included in the indication for use statement for the Cabochon System and adds to the labeling “long term” with respect to the clinical data or improvement of the appearance of cellulite in the buttocks and thigh areas of adult females as supported by clinical data demonstrating no reduction in the treatment benefits for at least 10 months.

(bbb) “FDA Milestone Payment Amount” means $4,000,000 minus (i) the FDA Milestone Shaftel Bonus, minus (ii) any Unpaid Company Transaction Expenses.

(ccc) “FDA Milestone Shaftel Bonus” shall mean an amount equal to $50,000 to be paid to Jan Shaftel upon the achievement of the FDA Milestone.

(ddd) “Governmental Order” shall mean any ruling, award, subpoena, order, judgment, injunction or decree issued, promulgated or entered by any Governmental Entity.

(eee) “Indebtedness” shall mean, with respect to any Person, (i) both the current and long-term portions of indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for borrowed money (including all outstanding principal, prepayment premiums and penalties, if any, and accrued but unpaid interest, fees and expenses related thereto), (ii) amounts owing as deferred purchase price for property, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including but not limited to any outstanding Bridge Debt and the outstanding Parent Loan Amount, (iv) commitments or obligations by which such Person assures a creditor against Loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by a Lien on any assets and

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properties of such Person, (vi) obligations to repay deposits or other amounts advanced by and owing to third parties, (vii) obligations under any interest rate, currency or other hedging agreement, or (viii) guarantees, to the extent payable, with respect to any indebtedness, obligations, claim or liability of any other Person of a type described in clauses (i) through (vii) above. Indebtedness shall not, however, include Transaction Expenses and accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice to the extent included in the calculation of Net Working Capital.

(fff) “Indemnified Parties” shall mean the following Persons: (i) Parent; (ii) Parent’s current and future Affiliates (including the Surviving Corporation and any of its Subsidiaries); (iii) the respective Representatives of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) the respective permitted successors and assigns of the Persons referred to in clauses “(i),” “(ii)” and “(iii)” above; provided, however, that the Participating Rights Holders shall not be deemed to be “Indemnified Parties.”

(ggg) “Initial Escrow Amount” shall mean ten percent (10%) of the Initial Merger Consideration.

(hhh) “Initial Merger Consideration” shall mean (i) $20,000,000, minus (ii) the sum of (A) the Closing Debt, (B) the Unpaid Company Transaction Expenses, and (C) the amount by which Estimated Closing Working Capital is less than Target Net Working Capital, plus (iii) the sum of (A) the amount, if any, by which Estimated Closing Working Capital exceeds Target Net Working Capital, plus (B) the Closing Cash, plus (C) the Warrant Exercise Proceeds.

(iii) “Initial Revenue Milestone” means $10,000,000 in Net Sales of Company Products in any trailing 12-month period ending prior to December 31, 2017.

(jjj) “Initial Revenue Milestone Consideration” means $1,000,000 minus any Unpaid Company Transaction Expenses, payable upon the occurrence of the Initial Revenue Milestone.

(kkk) “Initial Revenue Milestone Escrow Amount” shall mean 10% of the Initial Revenue Milestone Consideration.

(lll) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all patents and applications therefor anywhere in the world (whether national, international or otherwise) and including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all trade secrets; (C) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; and (D) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world.

(mmm) “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Subsidiary, whether informally or

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formally, or with respect to which the Company or any Subsidiary will or may have any material liability, for the benefit of Employees who perform services outside the United States.

(nnn) “IRS” shall mean the Internal Revenue Service.

(ooo) “Losses” shall mean any and all losses, injuries, liabilities, damages, settlements, judgments, awards, fines, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation and defense) of any nature; but shall exclude any punitive or other similar damages, in each case, unless owed to a third party.

(ppp) “Merger Consideration” shall mean (i) the Initial Merger Consideration, plus (ii) the Contingent Merger Consideration.

(qqq) “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

(rrr) “Net Sales” means the gross amount invoiced by Parent or its Affiliates (including the Surviving Corporation) or their respective licensees for sales or other transfers of Company Products to unrelated third parties, less deductions for the following: (a) cash, trade, quantity and wholesaler discounts; (b) Credits and Chargebacks; (c) refunds, recalls, rejections, returns and allowances; (d) the amount of medical device excise tax liability incurred by Parent or its Affiliates (including the Surviving Corporation) or their respective licensees under Section 4191 of the Code with respect thereto whether or not included in the gross amount invoiced and any sales, use, value added, goods and services and other similar Taxes (but not, for the avoidance of doubt, income Taxes or franchise Taxes) and similar customary deductions; (e) freight, postage, shipping, transportation and insurance charges and (f) any write-off taken, or reserve made for, bad debt, in each case ((a)-(f)) with respect to such Company Products and calculated in accordance with GAAP, consistently applied. The sale or transfer of Company Products between or among Parent, its Affiliates and their respective licensees shall not give rise to Net Sales, but the end sale of such Company Products by any of them shall constitute Net Sales. Except in the case of transfers to distributors in the ordinary course of business, in the event that a quantity of Company Product is sold or transferred to a third party free of charge or at a sales price that is materially lower than the sales price for such Company Product that is either customary, Net Sales for such quantity of Company Product (on a per unit basis) shall be deemed to be the Per Unit Average Selling Price for such Company Product; provided, that no Net Sales shall be recognized related to transfers of Company Product by Parent or its Affiliates (including the Surviving Corporation) or their respective licensees to third parties (a) as replacements of defective Company Products, or (b) if such third parties are sales representatives and such Company Products are provided as samples or demo products in the ordinary course of business. Notwithstanding anything herein to the contrary, Parent, its Affiliates (including the Merger Sub) and their respective licensees shall not price, discount, or bundle Company Products in any transaction or any combination of transactions in such a manner that the price of a Company Product is substantially below the historical or reasonable market price for such Company Product so as to deliberately and disproportionately reduce the Net

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Sales of the Company Products in favor of any other Parent product included in such transaction or combination of transactions.

(sss) “Net Working Capital” means (i) the aggregate dollar amount of all assets properly characterized as current assets of the Company under the Specified Accounting Principles (but excluding Cash and prepaid Company Transaction Expenses), less (ii) the aggregate dollar amount of all liabilities properly characterized as current liabilities of the Company under the Specified Accounting Principles (but excluding Closing Debt and Unpaid Company Transaction Expenses).

(ttt) “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (i) stating that an Indemnified Party has paid, sustained or incurred Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained or incurred, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(uuu) “Parent Loan Amount” shall mean the amount of debt (including any accrued but unpaid interest) owed as of immediately prior to the Closing by the Company pursuant to the promissory note dated January 7, 2014 in the principal amount of $250,000 provided by Parent in the favor of the Company.

(vvv) “Participating Rights Holders” means those Persons (other than the holders of Dissenting Shares) who, immediately prior to the Effective Time of the Merger, were holders of shares of Company Capital Stock, Company Options or Company Warrants and whose interests therein, as the result of the Merger, are converted into rights to receive a portion of the Merger Consideration.

(www) “Paying Agent” shall mean Wilmington Trust, N.A., or any successor as determined in accordance with the Paying Agent Agreement.

(xxx) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

(yyy) Per Share Closing Series C Preferred Consideration” means the quotient equal to (x) the Initial Merger Consideration minus the Initial Escrow Amount minus the Representative Reimbursement Amount, divided by (y) the sum of (A) the number of shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time, plus (B) the number of shares of Series C Preferred Stock subject to Company Warrants to be terminated at the Effective Time.

(zzz) “Per Share Series A FDA Milestone Consideration” shall mean, with respect to the FDA Milestone, without duplication, the product of (x) an amount equal to the FDA Milestone Payment Amount (less the FDA Milestone Payment Escrow Amount and any Contingent Merger Consideration Set-Off with respect to the FDA Milestone Payment Amount) minus the result

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of (i) the Initial Merger Consideration (less any Initial Escrow Amount and Representative Reimbursement Amount) minus (ii) the Aggregate Series C Liquidation Preference, multiplied by (y) the quotient of (i) the Aggregate Series A Liquidation Preference, divided by (ii) the sum of the Aggregate Series A Liquidation Preference plus the Aggregate Series B Liquidation Preference, divided by (z) the number of shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time.

(aaaa) “Per Share Series A Initial Revenue Milestone Consideration” shall mean, with respect to the Initial Revenue Milestone:

(i) if the FDA Milestone does occur prior to the achievement of the Initial Revenue Milestone, the product of (x) Initial Revenue Milestone Consideration (less, (A) if the Initial Revenue Milestone is achieved prior to the Escrow Termination Date, the Initial Revenue Milestone Escrow Amount or (B) if the Initial Revenue Milestone is achieved on or after the Escrow Termination Date, any Contingent Merger Consideration Set-Off with respect to the Initial Revenue Milestone Consideration), multiplied by (y) the quotient of (i) the Aggregate Series A Liquidation Preference, divided by (ii) the sum of the Aggregate Series A Liquidation Preference plus the Aggregate Series B Liquidation Preference, divided by (z) the number of shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time; and

(ii) if the FDA Milestone does not occur prior to the achievement of the Initial Revenue Milestone, an amount equal to zero.

(bbbb) “Per Share Series A Preferred Liquidation Preference” means $0.60.

(cccc) “Per Share Series B FDA Milestone Consideration” shall mean, with respect to the FDA Milestone, without duplication, the product of (x) an amount equal to the FDA Milestone Payment Amount (less the FDA Milestone Payment Escrow Amount and any Contingent Merger Consideration Set-Off with respect to the FDA Milestone Payment Amount) minus the result of (i) the Initial Merger Consideration (less any Initial Escrow Amount and Representative Reimbursement Amount) minus (ii) the Aggregate Series C Liquidation Preference, multiplied by (y) the quotient of (i) the Aggregate Series B Liquidation Preference, divided by (ii) the sum of the Aggregate Series A Liquidation Preference plus the Aggregate Series B Liquidation Preference, divided by (z) the number of shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time.

(dddd) “Per Share Series B Initial Revenue Milestone Consideration” shall mean, with respect to the Initial Revenue Milestone:

(i) if the FDA Milestone does occur prior to the achievement of the Initial Revenue Milestone, the product of (x) Initial Revenue Milestone Consideration (less, (A) if the Initial Revenue Milestone is achieved during the 12-month period ending on December 31, 2014, the Initial Revenue Milestone Escrow Amount or (B) if the Initial Revenue Milestone is achieved after December 31, 2014, any Contingent Merger Consideration Set-Off with respect to the Initial

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Revenue Milestone Consideration), multiplied by (y) the quotient of (i) the Aggregate Series B Liquidation Preference, divided by (ii) the sum of the Aggregate Series A Liquidation Preference plus the Aggregate Series B Liquidation Preference, divided by (z) the number of shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time; and

(ii) if the FDA Milestone does not occur prior to the achievement of the Initial Revenue Milestone, an amount equal to zero.

(eeee) “Per Share Series B Preferred Liquidation Preference” means $2.25.

(ffff) “Per Share Series C FDA Milestone Consideration” shall mean, with respect to the FDA Milestone, without duplication, the quotient of (x) an amount equal to the FDA Milestone Payment Amount (less the FDA Milestone Payment Escrow Amount and any Contingent Merger Consideration Set-Off with respect to the FDA Milestone Payment Amount) minus the result of (i) the Initial Merger Consideration (less any Initial Escrow Amount and Representative Reimbursement Amount) minus (ii) the Aggregate Series C Liquidation Preference, divided by (y) the sum of (A) the number of shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time, plus (B) the number of shares of Series C Preferred Stock subject to Company Warrants to be terminated at the Effective Time.

(gggg) “Per Share Series C Initial Revenue Milestone Consideration” shall mean, with respect to the Initial Revenue Milestone,

(i) if the FDA Milestone occurs prior to the achievement of the Initial Revenue Milestone, an amount equal to zero; and

(ii) if the FDA Milestone does not occur prior to the achievement of the Initial Revenue Milestone, without duplication, the quotient of (x) an amount equal to the Initial Revenue Milestone Amount (less, (A) if the Initial Revenue Milestone is achieved during the 12-month period ending on December 31, 2014, the Initial Revenue Milestone Escrow Amount or (B) if the Initial Revenue Milestone is achieved after December 31, 2014, any Contingent Merger Consideration Set-Off with respect to the Initial Revenue Milestone Consideration) minus the result of (i) the Initial Merger Consideration (less any Initial Escrow Amount and Representative Reimbursement Amount) minus (ii) the Aggregate Series C Liquidation Preference, divided by (y) the sum of (A) the number of shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time, plus (B) the number of shares of Series C Preferred Stock subject to Company Warrants to be terminated at the Effective Time.

(hhhh) “Per Share Series C Preferred Liquidation Preference” means $2.28.

(iiii) “Per Unit Average Selling Price” shall mean, with respect to a Company Product, the amount equal to (x) the total amount of Net Sales of such Company Product during a given calendar year, not including any such Company Products that are sold as a Bundled Product,

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divided by (y) the total number of units of such Company Product in all sales during such calendar year, not including any such Company Products that are sold as a Bundled Product.

(jjjj) “Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet; (ii) statutory Liens for current Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings for which adequate reserves have been established; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable; or (iv) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

(kkkk) “Pre-Closing Tax Period” shall mean any Tax period or portion thereof ending on or prior to the Closing Date.

(llll) “Registered Intellectual Property” shall mean any and all of the following anywhere in the world: (A) patents and patent applications (including provisional applications); (B) registered trademarks and applications to register trademarks (including intent-to-use applications); (C) registered copyrights and applications for copyright registration; and (D) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

(mmmm) “Representative Reimbursement Amount” shall mean $250,000.

(nnnn) “Straddle Period” shall mean any Tax period that begins prior to and ends after the Closing Date.

(oooo) “Target Net Working Capital” means negative $219,970.

(pppp) “Technology” means know-how and other proprietary information relating to the Company Products or the Company Business.

(qqqq) “Unpaid Company Transaction Expenses” means Company Transaction Expenses, but only to the extent they have not been paid by the Company in cash on or prior to the Closing and have, accordingly, not reduced the Closing Cash.

(rrrr) “Unpaid Pre-Closing Taxes” shall mean (i) any Taxes of the Company relating or attributable to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date and (ii) any unpaid Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of the Company’s membership in an affiliated, consolidated or similar group prior to the Closing, other than in the case of each of (i) and (ii), (A) Taxes reflected in the calculation of Unpaid Company Transaction Expenses or as a liability in Net Working Capital as finally determined pursuant to Section 2.10 and (B) Taxes attributable to actions of Parent or its affiliates (including the Surviving Corporation) on the Closing Date after the Closing that are outside

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the ordinary course of business and not contemplated by this Agreement or any agreement ancillary hereto. Any real, personal and intangible property taxes for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

(ssss) “Valid Claim” means (i) a claim of a patent application within the Company Intellectual Property that has not been withdrawn, abandoned or allowed to lapse and pending for no more than eight (8) years, or (ii) a claim of an issued United States or international patent within the Company Intellectual Property that has not expired, lapsed, or been cancelled or abandoned, and that has not been dedicated to the public, disclaimed, or held unenforceable, invalid, or been cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including without limitation through opposition, re-examination, reissue or disclaimer.

(tttt) “Warrant Exercise Proceeds” means an amount equal to the aggregate exercise price of the Company Warrants outstanding immediately prior to the Effective Time.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) on the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304-1050, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction of or, to the extent permitted by law, waiver by the party entitled to the benefit thereof of the conditions set forth in Article VII (other than those that by their terms are to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, including Section 259 of

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the General Corporation Law of the State of Delaware (the “DGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Cabochon Aesthetics, Inc.” and the Certificate of Incorporation shall be amended, if necessary, so as to comply with Section 6.9(b). At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws; provided, however, that at the Effective Time, if necessary, the Bylaws shall be amended so as to comply with Section 6.9(b).

2.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub that were in office immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

2.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Each issued and outstanding share of Series C Preferred Stock (other than any shares of Series C Preferred Stock to be canceled pursuant to Section 2.6(e) and Dissenting Shares) shall, subject to the terms and conditions of this Agreement (including the Escrow Fund, Representative Reimbursement Amount and Contingent Merger Consideration Set-Off provisions contained in this Agreement), be converted into the right to receive (A) the Per Share Closing Series C Preferred Consideration, and (B) a nontransferable (except pursuant to Legal Requirements) contingent right to receive, if, when and to the extent payable in accordance with this Article II (i) the Per Share Series C FDA Milestone Consideration, (ii) the portion of the Initial Escrow Amount allocated to a share of Series C Preferred Stock pursuant to the Consideration Spreadsheet, (iii) the portion of the FDA Milestone Payment Escrow Amount allocated to a share of Series C Preferred Stock pursuant to the Consideration Spreadsheet, (iv) the Per Share Series C Initial Revenue Milestone Consideration, (v) the portion of the Contingent Revenue Payment allocated to a share of Series C Preferred Stock pursuant to the Consideration Spreadsheet for each Contingent Revenue Payment, (vi) the portion of the Representative Reimbursement Amount allocated to a

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share of Series C Preferred Stock pursuant to the Consideration Spreadsheet, and (vii) the portion of the Excess allocated to a share of Series C Preferred Stock pursuant to the Consideration Spreadsheet, in each case, in cash, without interest and rounded to the nearest cent ($0.01) (with amounts greater than or equal to $0.005 rounded up) (collectively, the “Series C Per Share Merger Consideration”) with the payment of any Series C Per Share Merger Consideration conditioned upon the surrender of the certificate representing such shares of Series C Preferred Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 2.8(g)).

(b) Each issued and outstanding share of Series B Preferred Stock (other than any shares of Series B Preferred Stock to be canceled pursuant to Section 2.6(e) and Dissenting Shares) shall, subject to the terms and conditions of this Agreement (including the Escrow Fund, Representative Reimbursement Amount and Contingent Merger Consideration Set-Off provisions contained in this Agreement), be converted into the right to receive a nontransferable (except pursuant to Legal Requirements) contingent right to receive, if, when and to the extent payable in accordance with this Article II (i) the portion of the Initial Escrow Amount allocated to a share of Series B Preferred Stock pursuant to the Consideration Spreadsheet, (ii) the Per Share Series B FDA Milestone Consideration, (iii) the portion of the FDA Milestone Payment Escrow Amount allocated to a share of Series B Preferred Stock pursuant to the Consideration Spreadsheet, (iv) the Per Share Series B Initial Revenue Milestone Consideration, (vi) the portion of the Contingent Revenue Payment allocated to a share of Series B Preferred Stock pursuant to the Consideration Spreadsheet for each Contingent Revenue Payment, (vii) the portion of the Representative Reimbursement Amount allocated to a share of Series B Preferred Stock pursuant to the Consideration Spreadsheet, and (vii) the portion of the Excess allocated to a share of Series B Preferred Stock pursuant to the Consideration Spreadsheet, in each case, in cash, without interest and rounded to the nearest cent ($0.01) (with amounts greater than or equal to $0.005 rounded up) (collectively, the “Series B Per Share Merger Consideration”) with the payment of any Series B Per Share Merger Consideration conditioned upon the surrender of the certificate representing such shares of Series B Preferred Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 2.8(g).

(c) Each issued and outstanding share of Series A Preferred Stock (other than any shares of Series A Preferred Stock to be canceled pursuant to Section 2.6(e) and Dissenting Shares) shall, subject to the terms and conditions of this Agreement (including the Escrow Fund, Representative Reimbursement Amount and Contingent Merger Consideration Set-Off provisions contained in this Agreement), be converted into the right to receive a nontransferable (except pursuant to Legal Requirements) contingent right to receive, if, when and to the extent payable in accordance with this Article II (i) the portion of the Initial Escrow Amount allocated to a share of Series A Preferred Stock pursuant to the Consideration Spreadsheet, (ii) the Per Share Series A FDA Milestone Consideration, (iii) the portion of the FDA Milestone Payment Escrow Amount allocated to a share of Series A Preferred Stock pursuant to the Consideration Spreadsheet, (iv) the Per Share

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Series A Initial Revenue Milestone Consideration, (v) the portion of the Contingent Revenue Payment allocated to a share of Series A Preferred Stock pursuant to the Consideration Spreadsheet for each Contingent Revenue Payment, (vi) the portion of the Representative Reimbursement Amount allocated to a share of Series A Preferred Stock pursuant to the Consideration Spreadsheet, and (vii) the portion of the Excess allocated to a share of Series A Preferred Stock pursuant to the Consideration Spreadsheet, in each case, in each case, in cash, without interest and rounded to the nearest cent ($0.01) (with amounts greater than or equal to $0.005 rounded up) (collectively, the “Series A Per Share Merger Consideration”) with the payment of any Series A Per Share Merger Consideration conditioned upon the surrender of the certificate representing such shares of Series A Preferred Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 2.8(g).

(d) Each issued and outstanding share of Common Stock, par value $0.001 per share (“Company Common Stock”), (other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(e) and Dissenting Shares) shall, subject to the terms and conditions of this Agreement (including the Escrow Fund, Representative Reimbursement Amount and Contingent Merger Consideration Set-Off provisions contained in this Agreement), be converted into the right to receive a nontransferable (except pursuant to Legal Requirements) contingent right to receive, if, when and to the extent payable in accordance with this Article II (i) the portion of the Initial Escrow Amount allocated to a share of Common Stock pursuant to the Consideration Spreadsheet, (ii) the portion of the FDA Milestone Payment Escrow Amount allocated to a share of Common Stock pursuant to the Consideration Spreadsheet, (iii) the portion of the Contingent Revenue Payment allocated to a share of Common Stock pursuant to the Consideration Spreadsheet for each Contingent Revenue Payment, and (iv) the portion of the Representative Reimbursement Amount allocated to a share of Common Stock pursuant to the Consideration Spreadsheet, in each case, in cash, without interest and rounded to the nearest cent ($0.01) (with amounts greater than or equal to $0.005 rounded up) (collectively, the “Common Per Share Merger Consideration”) with the payment of any Common Per Share Merger Consideration conditioned upon the surrender of the certificate representing such shares of Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 2.8(g).

(e) Cancellation of Treasury Stock. Each share of Company Capital Stock held by the Company or any direct or indirect wholly-owned Subsidiary (as defined in Section 3.1(a)) of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

(f) Dissenting Shares.

(i) Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has

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exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL or, if applicable, Chapter 13 of the California Corporations Code (the “CCC”) and has not effectively withdrawn or lost such appraisal or dissenters rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive consideration for Company Capital Stock set forth in this Section 2.6, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the CCC, if applicable, or Section 262 of the DGCL.

(ii) At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and, if applicable, Chapter 13 of the CCC. Notwithstanding the provisions of Section 2.6(c)(i), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters’ rights under Chapter 13 of the CCC, if applicable, and Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to relief provided under Chapter 13 of the CCC, if applicable, and Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in this Section 2.6, without interest, upon surrender of the certificate representing such shares in the manner provided in Section 2.8 or, in the case of a lost, stolen, mutilated, defaced or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 2.8(g).

(g) Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued fully paid and nonassessable share of common stock of the Surviving Corporation and all such shares together shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

2.7 Company Options and Company Warrants.

(a) Company Options.

(i) Not later than ten (10) days prior to the scheduled or anticipated Closing Date, the Company shall send a notice (the “Option Notice”) to all holders of Company Options, which notice shall notify such holders (x) that Parent and the Surviving Corporation will not be assuming any Company Options on or following the Effective Time or substituting new options therefor, (y) that all unvested Company Options shall become vested and fully exercisable as of and effective immediately prior to the Effective Time, and (z) that all Company Options that are not exercised prior to the Effective Time will be cancelled and paid the Option Merger Consideration (as defined in Section 2.7(a)(ii)) in the manner set forth in Section 2.7(a)(ii). Holders

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of Company Options that become fully vested only as of and effective immediately prior to the Effective Time shall be permitted to exercise such fully vested Company Options effective as of and contingent upon the consummation of the transactions contemplated hereby.

(ii) At the Effective Time, each Company Option that has not been exercised prior to the Effective Time with a per share exercise price that is less than the maximum possible per share Option Merger Consideration amount payable in accordance with this Agreement shall be cancelled and converted into and represent the right to receive an amount of cash (without interest) equal to the positive product, if any, of (a) the number of shares of Company Common Stock issuable upon the exercise of such Company Option multiplied by (b) (x) the Common Per Share Merger Consideration minus (y) the exercise price per share attributable to such Company Option (such amount being hereinafter referred to as the “Option Merger Consideration”) payable at the same time and subject to the same conditions as holders of Company Common Stock (including the Escrow Fund, Representative Reimbursement Amount and Contingent Merger Consideration Set-Off provisions contained in this Agreement). The payment of the Option Merger Consideration to each holder of Company Options as described in this Section 2.7(a)(ii) shall be reduced by any income or employment tax withholding required under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law. To the extent that amounts are withheld pursuant to the preceding sentence, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option. Notwithstanding the foregoing, no Option Merger Consideration shall be paid with respect to the Company Option to purchase 103,962 shares of Company Common Stock, represented by a share option agreement between the Company and William Facteau dated January 31, 2013, which under the terms thereof, vests upon a sale of the Company at a valuation at or above $100 million.

(iii) Prior to the Effective Time, the Company shall take any actions reasonably necessary to effect the transactions anticipated by this Section 2.7 under the Company Option Plan and all Company Option agreements.

(b) Company Warrants.

(i) Subject to the final clause of this Section 2.7(b), the Company will take all necessary and appropriate action within its control so that each of the Company Warrants will, at the Effective Time, to the extent not previously exercised for shares of Series C Preferred Stock by the holder thereof, be terminated and convert, without payment by the holder of any exercise price, into the right to receive, with respect to each share of Series C Preferred Stock issuable upon exercise of such warrant, (A) the Series C Per Share Merger Consideration, minus (B) the per share exercise price payable with respect to each such share of Series C Preferred Stock (such amount being hereinafter referred to as the “Company Warrant Merger Consideration”). Such Company Warrant Merger Consideration shall be payable subject to the Escrow Fund, Representative Reimbursement Amount and Contingent Merger Consideration Set-Off provisions contained in this Agreement). Promptly after the execution and delivery of this Agreement, the Company will deliver to each holder of Company Warrants any notice contemplated by the

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Company Warrants regarding the Merger and the other transactions contemplated hereby. Promptly after execution and delivery of this Agreement, the Company will use its commercially reasonable efforts to obtain consents from the holders of the Company Warrants approving the terms set forth in this Section 2.7(b)(i), provided, that if such consents are not obtained prior to Closing, then each Company Warrant held by a holder who has not consented to the terms set forth in this Section 2.7(b)(i) will, to the extent not previously exercised for shares of Series C Preferred Stock by such holder, at the Effective Time, be terminated pursuant to the terms of such Company Warrant, and no Company Warrant Merger Consideration in respect of such Company Warrants will be payable at the Effective Time.

(ii) The Company shall comply with all provisions of the Company Warrants applicable to the transactions contemplated hereby. Without limiting the foregoing, the Company shall provide any notices to the holders of such Company Warrants as required therein.

2.8 Payments and Surrender of Certificates.

(a) Closing Payments. Subject to the fulfillment or waiver of the conditions to the respective obligations of each of the parties set forth in Article VII, as the case may be, at the Closing Parent shall (i) deposit the Initial Merger Consideration, Initial Escrow Amount and the Representative Reimbursement Amount with the Escrow Agent pursuant to this Section 2.8; (ii) pay any Closing Debt; and (iii) pay any Unpaid Company Transaction Expenses, by wire transfer of immediately available funds to the bank account or accounts of employees identified by the holders of such Unpaid Company Transaction Expenses.

(b) Parent to Provide Cash. Prior to the Effective Time, Parent shall enter into an agreement with the Paying Agent which shall provide that, prior to the Effective Time, Parent shall make available to the Paying Agent for payment in accordance with this Article II and the Consideration Spreadsheet, the Initial Merger Consideration, less (i) amounts of cash which Parent shall deposit in the Escrow Fund and (ii) the Representative Reimbursement Amount, in exchange for Company Capital Stock, Company Options and Company Warrants. No interest shall be paid or shall accrue on any cash payable to holders of Company Capital Stock, Company Options and Company Warrants pursuant to the provisions of this Article II. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Payment Fund.”

(c) Exchange Procedures. Within two (2) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates or an instrument or instruments (the “Certificates”), which immediately prior to the Effective Time represented (i) outstanding shares of Company Capital Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6, and (ii) the Company Options and the Company Warrants which were converted into the right to receive the Option Merger Consideration or Company Warrant Merger Consideration, as applicable, pursuant to Section 2.7: (A) a letter of transmittal in the form attached hereto as Exhibit D (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the Merger Consideration (less amounts of cash to

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be deposited in the Escrow Fund and the Representative Reimbursement Amount with respect to such Company Stockholder in accordance with Article VIII). Prior to the Effective Time, Parent shall provide to any Company Stockholder or holder of Company Options or Company Warrants who is to receive in excess of $500,000 in connection with the transactions contemplated hereby, upon the written or email request of such holder (or the Company on behalf of such holder), a Letter of Transmittal, and any such holder who shall deliver a duly completed Letter of Transmittal and the other items set forth in this Section 2.8(d) to the Paying Agent on or prior to the Closing Date shall receive the amounts of Merger Consideration such holder is entitled to receive hereunder on the Closing Date. Upon surrender of Certificates for cancellation to the Paying Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of record of such Certificates (unless such Certificates represent Dissenting Shares) shall be entitled to receive in exchange therefor the amount of cash, without interest, constituting the Merger Consideration such holder is entitled pursuant to Section 2.6 (less amounts of cash to be deposited in the Escrow Fund and the Representative Reimbursement Amount with respect to such Company Stockholder in accordance with Article VIII) and the Certificates so surrendered shall forthwith be canceled. At the election of the respective Company Stockholder, the Paying Agent shall make the foregoing payment by wire transfer to the extent that the aggregate amount owed to any such holder at the Closing is in excess of $500,000. Until so surrendered, outstanding Certificates (other than those representing Dissenting Shares, unless the holder thereof loses its right to appraisal) will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which such securities shall have been so converted.

(d) Required Withholding. Each of Parent, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock, Company Options and/or Company Warrants such amounts as may be required to be deducted or withheld therefrom under the Code or otherwise under any other applicable Legal Requirement (as defined in Section 3.2(d)). To the extent such amounts are so deducted or withheld and paid to the appropriate taxing authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person (as defined in Section 10.2(d)) to whom such consideration would otherwise have been paid.

(e) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of the Company’s securities pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable to holders of the Company’s securities pursuant to this Article II shall promptly be paid to Parent.

(f) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the Participating Rights Holders twelve (12) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or

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otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.8 shall after such delivery to the Surviving Corporation look only to Parent and the Surviving Corporation for the amount of cash constituting the Merger Consideration pursuant to Sections 2.6 and 2.7 with respect to the shares of Company Capital Stock, Company Options and Company Warrants formerly represented thereby. If any Certificate shall not have been surrendered immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.3(c)), any such portion of the Payment Fund remaining unclaimed by holders of the Company’s securities immediately prior to such time shall, to the extent permitted by law, become the property of Parent or the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen, mutilated, defaced or destroyed, upon the making of an affidavit of fact and the delivery of a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate by the Participating Rights Holder claiming such Certificate to be lost, stolen, mutilated, defaced or destroyed, the Paying Agent shall, subject to this Section 2.8, pay in exchange for such lost, stolen, mutilated, defaced or destroyed Certificate the amount of Merger Consideration such Participating Rights Holder would have been entitled to receive had such Person surrendered such lost, stolen, mutilated, defaced or destroyed Company Certificate to the Surviving Corporation pursuant to this Section 2.8.

2.9 Contingent Merger Consideration.

(a) Payment of Contingent Merger Consideration. In addition to the Initial Merger Consideration, but subject to the set-off rights pursuant to Section 2.9(i) and Article VIII, after the Closing, Parent shall be required to make payments with respect to the Contingent Merger Consideration to the Participating Rights Holders in accordance with the provisions of this Section 2.9, and subject to the limitations on such payments contained herein.

(i) FDA Milestone Payment Amount. Upon the achievement by or on behalf of Parent and/or its Affiliates (including the Surviving Corporation) of the FDA Milestone, Parent shall, or shall cause the Surviving Corporation to (A) pay the FDA Milestone Shaftel Bonus, (B) pay any Unpaid Company Transaction Expenses, and (C) (i) notify the Stockholders’ Representative of such achievement no later than ten (10) Business Days following such achievement and (ii) pay at the time specified in Section 2.9(d)(iii) the FDA Milestone Payment Amount to the Participating Rights Holders equal to that portion of the FDA Milestone Payment Amount allocated to the Participating Rights Holders pursuant to Sections 2.6 and 2.7, as applicable. In the event that the FDA Milestone does not occur prior to October 1, 2014, no FDA Milestone Payment Amount will be required to be made. In no event shall Parent or the Surviving Corporation be required to pay more than one FDA Milestone Payment Amount.

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(ii) Initial Revenue Milestone Payment. Within ten (10) Business Days following the date on which Parent and its Affiliates’ (including the Surviving Corporation) Net Sales first exceed the Initial Revenue Milestone, Parent shall pay (A) any Unpaid Company Transaction Expenses, and (B) the Initial Revenue Milestone Consideration to the Participating Rights Holders equal to that portion of the Initial Revenue Milestone Consideration allocated to the Participating Rights Holders pursuant to Sections 2.6 and 2.7, as applicable. In no event shall Parent or the Surviving Corporation be required to pay the Initial Revenue Milestone Amount more than once.

(iii) 2014 Contingent Payment Amount. No later than March 31, 2015, Parent shall (A) pay any Unpaid Company Transaction Expenses, and (B) cause to be prepared and deliver to the Stockholders’ Representative a statement (the “2014 Contingent Payment Statement”) setting forth Parent’s determination of (i) the 2014 Revenues and (ii) the 2014 Contingent Payment Amount, if any, together with reasonable supporting information.

(iv) 2015 Contingent Payment Amount. No later than March 31, 2016, Parent shall (A) pay any Unpaid Company Transaction Expenses, and (B) cause to be prepared and deliver to the Stockholders’ Representative a statement (the “2015 Contingent Payment Statement”) setting forth Parent’s determination of (i) the 2015 Revenues and (ii) the 2015 Contingent Payment Amount, if any, together with reasonable supporting information.

(v) 2016 Contingent Payment Amount. No later than March 31, 2017, Parent shall (A) pay any Unpaid Company Transaction Expenses, and (B) cause to be prepared and deliver to the Stockholders’ Representative a statement (the “2016 Contingent Payment Statement”) setting forth Parent’s determination of (i) the 2016 Revenues and (ii) the 2016 Contingent Payment Amount, if any, together with reasonable supporting information.

(vi) 2017 Contingent Payment Amount. No later than March 31, 2018, Parent shall (A) pay any Unpaid Company Transaction Expenses, and (B) cause to be prepared and deliver to the Stockholders’ Representative a statement (the “2017 Contingent Payment Statement” and together with the 2014 Contingent Payment Statement, 2015 Contingent Payment Statement and 2016 Contingent Payment Statement, each an “Annual Contingent Payment Statement”) setting forth Parent’s determination of (i) the 2017 Revenues and (ii) the 2017 Contingent Payment Amount, if any, together with reasonable supporting information.

(b) Review and Disputes. For each potential payment with respect to the Contingent Merger Consideration other than the FDA Milestone Payment Amount and Initial Revenue Milestone Amount (each, an “Annual Contingent Payment”), from and after the delivery of the applicable Annual Contingent Payment Statement pursuant to Sections 2.9(a)(iii)-(vi), until the final determination of the Annual Contingent Payment solely related to such Annual Contingent Payment Statement pursuant to this Section 2.9(b), Parent shall:

(i) Within forty-five (45) calendar days of the end of each of calendar quarter, Parent shall provide to the Stockholders’ Representative a report of Net Sales for the prior

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quarter, including, without limitation and on a country-by-country basis, the Net Sales (and, if applicable, the Net Sales resulting from any sale of Bundled Products) and the exchange rates used. When conversion of payments from any foreign currency is required in order to calculate the Net Sales of the Company Products, such conversion shall be at the exchange rate used by Parent throughout its accounting system during the calendar quarter for which the revenue from such sale is recognized in accordance with applicable accounting rules. The Stockholders’ Representative hereby agrees to maintain in strictest confidence all information included in any reports it receives pursuant to this Section 2.9(b).

(ii) cause the Surviving Corporation to provide to the Stockholders’ Representative and its accountants and advisors with reasonable access to the books and records of the Surviving Corporation, at least once per calendar quarter, for the purposes of: (A) enabling the Stockholders’ Representative to review Parent’s calculation of the Annual Contingent Payment solely related to such Annual Contingent Payment Statement and (B) identifying any dispute related to the calculation of the Annual Contingent Payment solely related to such Annual Contingent Payment Statement.

(iii) shall maintain complete and accurate records of its Net Sales and the Per Unit Average Selling Price for a period of three (3) years after the end of the quarter to which such records pertain. The Stockholders’ Representative shall have the right to audit such records, not more than once per calendar year during the period of such retention, upon reasonable notice to Parent, to confirm that the Contingent Merger Consideration paid by Parent is correct. Any such audits shall be conducted at the Stockholders’ Representative’s expense, unless the results of such audit reveal an underpayment of more than five percent (5%) for any calendar year that is the subject of such audit, in which case Parent shall promptly reimburse the Stockholders’ Representative for the costs of such audit.

(c) If the Stockholders’ Representative disputes the calculation of an Annual Contingent Payment, then the Stockholders’ Representative shall deliver a written notice (an “Annual Contingent Payment Dispute Notice”) to Parent during the 30-day period commencing upon receipt by the Stockholders’ Representative of the applicable Annual Contingent Payment Statement from Parent solely relating to such Annual Contingent Payment (each such period of time being, the “Annual Contingent Payment Review Period”). Any Annual Contingent Payment Dispute Notice shall set forth the principal basis for the dispute for each disputed item of such calculations.

(d) If the Stockholders’ Representative does not deliver an Annual Contingent Payment Dispute Notice to Parent prior to the expiration of the applicable Annual Contingent Payment Review Period, Parent’s determination of the applicable Annual Contingent Payment set forth in such Annual Contingent Payment Statement shall be deemed final and binding on the Stockholders’ Representative, the Participating Rights Holders and Parent for all purposes under this Agreement.

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(e) If the Stockholders’ Representative delivers an Annual Contingent Payment Dispute Notice to Parent prior to the expiration of the applicable Annual Contingent Payment Review Period, then the Stockholders’ Representative and Parent shall negotiate in good faith to reach agreement on the amount of the applicable Annual Contingent Payment; provided, that matters included in such Annual Contingent Payment Statement to which the Stockholders’ Representative did not object in the Annual Contingent Payment Dispute Notice shall be deemed to have been accepted by the Stockholders’ Representative and shall not be subject to further dispute or review by the Stockholders’ Representative. If the Stockholders’ Representative and the Parent are unable to reach agreement on the amount of the Annual Contingent Payment within twenty (20) days after the end of the applicable Annual Contingent Payment Review Period, either party shall have the right to refer such dispute to the Accountant after such 20-day period. In connection with the resolution of any such dispute by the Accountant: (i) the Stockholders’ Representative and Parent shall have a reasonable opportunity to meet with the Accountant to provide their views as to any disputed issues with respect to the calculation of the Annual Contingent Payment; (ii) the Accountant shall determine the amount of such Annual Contingent Payment within twenty (20) days of such referral and upon reaching such determination shall deliver a copy of its calculation (an “Annual Contingent Payment Expert Calculation”) to the Stockholders’ Representative and Parent; and (iii) such determination by the Accountant of such Annual Contingent Payment shall be final and binding on the Stockholders’ Representative, the Participating Rights Holders and Parent for all purposes under this Agreement, absent manifest error. In determining any Annual Contingent Payment that is subject of a dispute hereunder, (A) the Accountant shall be limited to addressing only those particular disputed items referred to in the Annual Contingent Payment Dispute Notice for the annual period addressed by such Annual Contingent Payment Statement, and (B) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Parent or the Stockholders’ Representative, as the case may be, and no lower than the amount calculated by Parent or the Stockholders’ Representative, as the case may be. Any such Annual Contingent Payment Expert Calculation shall reflect in detail the differences, if any, between the Annual Contingent Payment as reflected therein and the Annual Contingent Payment as set forth in the applicable Annual Contingent Payment Statement. The fees and expenses of the Accountant shall be borne equally by the Stockholders’ Representative and Parent; provided that in the event that Parent underpaid the Stockholders’ Representative with respect to any Annual Contingent Payment by more than five percent (5%) of such amount, Parent shall bear such fees and expenses in full.

(f) Upon the final and binding determination of such Annual Contingent Payment, Parent shall, or shall cause the Surviving Corporation to, (i) notify the Stockholders’ Representative of the final and binding determination of the applicable Annual Contingent Payment no later than ten (10) Business Days following such determination and (ii) make at the time specified in Sections 2.9(d)(iv)-(vi) the applicable Annual Contingent Payment to the Stockholders’ Representative for the benefit of the Participating Rights Holders in accordance with the allocation set forth in the Consideration Spreadsheet. In no event shall Parent or the Surviving Company be required to make more than one Annual Contingent Payment for any given year.

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(g) Certain Limitations. Each of Parent, the Surviving Corporation and the Stockholders’ Representative (on behalf of the Participating Rights Holders) hereby acknowledge that the achievement of any the FDA Milestone, the Initial Revenue Milestone, the 2015 Revenue Milestone, the 2016 Revenue Milestone and the 2017 Revenue Milestone (collectively, the “Milestones”) is uncertain and that Parent and its Affiliates may not achieve any of the Milestones, and it is therefore not assured that Parent or the Surviving Corporation will be required to pay any Contingent Merger Consideration at all. The parties understand and agree that (1) the Contingent Merger Consideration payable under this Section 2.9 is an integral part of the Merger Consideration; (2) the rights to receive such amount will not be represented by any form of certificate, are not transferable except by operation of law, and do not constitute an equity or ownership interest in Parent or the Surviving Corporation; (3) no Participating Rights Holder will have rights as a stockholder, option holder or warrant holder of the Surviving Corporation or Parent as a result of its right to receive the Contingent Merger Consideration; and (4) no interest is payable with respect to the Contingent Merger Consideration

(h) Payment of Contingent Merger Consideration.

(i) Contingent Payment Notice. Within ten (10) Business Days following the achievement of the FDA Milestone, the achievement of the Initial Revenue Milestone or upon the final and binding determination of any each Annual Contingent Payment, Parent shall deliver to the Stockholders’ Representative written notice of the right to receive a payment of Contingent Merger Consideration, if any (each, a “Contingent Payment Notice”). The Contingent Merger Consideration shall be allocated to the Participating Rights Holders as set forth in the Consideration Spreadsheet.

(ii) FDA Milestone Payment Amount. Subject to the provisions of Sections 2.9(b) and 2.9(e), within ten (10) Business Days of the delivery by Parent of the notice of the achievement of the FDA Milestone, Parent shall deliver the FDA Milestone Payment Amount to the Stockholders’ Representative for payment to each of the Participating Rights Holders in accordance with the allocation set forth in the Consideration Spreadsheet the FDA Milestone Payment Amount; provided, that prior to the Escrow Termination Date, an amount equal in the aggregate to ten percent (10%) of the FDA Milestone Payment Amount (the “FDA Milestone Payment Escrow Amount”) shall not be paid to the Stockholders’ Representative for the payment to the Participating Rights Holders in accordance with the allocation set forth in the Consideration Spreadsheet and shall instead be deposited with the Escrow Agent, to be held by the Escrow Agent pursuant to the Escrow Agreement.

(iii) Initial Revenue Milestone Consideration. Subject to the provisions of Sections 2.9(b) and 2.9(e), within ten (10) Business Days of the delivery by Parent of the notice of the achievement of the Initial Revenue Milestone, Parent shall deliver the Initial Revenue Milestone Consideration to the Stockholders’ Representative for payment to each of the Participating Rights Holders in accordance with the allocation set forth in the Consideration Spreadsheet; provided, that, if the Initial Revenue Milestone is achieved prior to the Escrow Termination Date, an amount equal

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to the Initial Revenue Milestone Escrow Amount shall not be paid to the Stockholders’ Representative for payment to the Participating Rights Holders in accordance with the allocation set forth in the Consideration Spreadsheet and shall instead be deposited with the Escrow Agent, to be held by the Escrow Agent pursuant to the Escrow Agreement.

(iv) 2014 Contingent Payment Amount. Subject to the provisions of Sections 2.9(b) and 2.9(e), within ten (10) Business Days following the date upon which the 2014 Contingent Payment Amount is determined to be final, Parent shall deliver the 2014 Contingent Payment Amount to the Stockholders’ Representative for payment to each of the Participating Rights Holders in accordance with the allocation set forth in the Consideration Spreadsheet; provided, that an amount equal in the aggregate to ten percent (10%) of the 2014 Contingent Payment Amount (the “2014 Contingent Payment Escrow Amount”) shall not be paid to the Stockholders’ Representative for the payment to each of the Participating Rights Holders in accordance with the allocation set forth in the Consideration Spreadsheet and shall instead be deposited with the Escrow Agent, to be held by the Escrow Agent pursuant to the Escrow Agreement.

(v) 2015 Contingent Payment Amount, 2016 Contingent Payment Amount and 2017 Contingent Payment Amount. Subject to the provisions of Sections 2.9(b) and 2.9(e), within ten (10) Business Days following the date upon which the 2015 Contingent Payment Amount, 2016 Contingent Payment Amount or the 2017 Contingent Payment Amount, as applicable, is determined to be final, Parent shall deliver each of the 2015 Contingent Payment Amount, 2016 Contingent Payment Amount and the 2017 Contingent Payment Amount to the Stockholders’ Representative for payment to each of the Participating Rights Holders in accordance with the allocation set forth in the Consideration Spreadsheet.

(i) Unilateral Right of Set-Off. Notwithstanding anything to the contrary in this Agreement, but subject to the limitations on indemnification in Article VIII, the obligation of Parent or the Surviving Corporation to make any payment of Contingent Merger Consideration shall be qualified in its entirety by the right of Parent and Surviving Corporation to reduce the amount of such payment of Contingent Merger Consideration (the “Contingent Merger Consideration Set-Off”), to the extent Parent and Surviving Corporation would otherwise have an indemnification claim under Article VIII, by the amount of any Losses incurred or suffered, or (until the amount is resolved pursuant to Article VIII) reasonably likely to be incurred or suffered, by any Indemnified Party and subject only to the express limitations on indemnification set forth in Article VIII, and any other amounts shall be paid to the Participating Rights Holders in accordance with the allocation set forth in the Consideration Spreadsheet. In the event that the aggregate amount set off from a payment of Contingent Merger Consideration made to the Participating Rights Holders pursuant to this Section 2.9(i) with respect to any indemnification claim pursuant to Article VIII is greater than the aggregate amount of Losses finally determined (after exhausting all available appeals or other forums for reconsideration) to be payable in respect of such indemnification claim in accordance with Article VIII, Parent shall, or shall cause the Surviving Corporation to, within fifteen (15) days after such final determination, pay the amount of such excess, without interest, to the Stockholders’

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Representative for the payment to the Participating Rights Holders in cash in accordance with this Section 2.9 in the respective amounts they would have been entitled to receive had such amount not been retained or set-off by Parent.

(j) Dissenting Shares. The provisions of this Section 2.9 also shall apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 2.9 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the payments to which such holder would otherwise have been entitled pursuant to Section 2.6 hereof had such shares of Company Common Stock not been Dissenting Shares at the Effective Time.

(k) Covenants Related to the Company Products.

(i) Parent’s Obligations. During the period beginning on the Closing Date and ending on December 31, 2017 (such period being, the “Contingent Merger Consideration Period”), Parent shall use Commercially Reasonable Efforts to achieve the FDA Milestone and commercialize the Company Products. For purposes of the foregoing, “Commercially Reasonable Efforts” shall mean using that level of efforts and resources required to carry out a particular activity in an active and sustained manner, consistent with Parent’s ordinary course of conduct with respect to other products in similar states of development and with similar market potential to achieve the FDA Milestone and Initial Revenue Milestone and, thereafter, commercialize the Company Products; provided, that whether certain efforts by Parent are deemed to be “commercially reasonable” with respect to the Company Products shall be determined in light of all relevant factors in the applicable jurisdiction, taken as a whole, as such factors exist and are known at the time of such determination, such factors to include but not limited to the perceived market potential of the Company Products (including anticipated or actual profit margin), the extent of the indications for which the Company Products are anticipated to receive regulatory approval, the safety and efficacy of the Company Products, the stage of development of the Company Products, the level of Intellectual Property protection of the Company Products (and the existence of third-party Intellectual Property rights that may impact the ability of Parent to commercialize the Company Products), the presence or absence of material technical issues, and the expected competitive position of the Company Products vis-à-vis other therapies for cellulite treatment. For purposes of determining whether or not Parent is complying with its obligations under the first sentence of this paragraph, Parent’s efforts shall be measured on a periodic basis of periods no shorter than six months, and Parent shall not be deemed to be in breach of this Section 2.9(k) for any such period unless Parent’s efforts during such period, taken as a whole, are not commercially reasonable.

(ii) Parent Discretion. Without limiting, and subject to, its express obligations under this Section 2.9(k), Parent and Surviving Corporation shall have sole discretion over all matters relating to the Company Products after the Effective Time, including, but not limited to, any research, development, manufacturing, clinical trial design, site selection, regulatory, quality standards, legal, Intellectual Property, marketing, pricing and sales decisions relating to the

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Company Products. Without diminishing the obligations of Parent required under Section 2.9(k)(i), until the end of the Contingent Merger Consideration Period, Parent shall not, and shall cause each of its Subsidiaries not to, take any actions in bad faith in the development and commercialization of Company Products, or the operation of the Surviving Corporation, including any such actions which are undertaken for purposes of avoiding or delaying the achievement of the Milestones hereunder.

(iii) Enforcement of Covenant. The right and power to enforce this Section 2.9(k) against Parent shall reside entirely with, the Stockholders’ Representative (on behalf of the Participating Rights Holders), and none of the Participating Rights Holders shall be entitled to bring, commence, continue or prosecute any claim, legal action or proceeding under, in relation to, arising out of or in connection with a breach of this Section 2.9(k) or otherwise claiming that after the Effective Time Parent has not used an appropriate level of efforts in commercializing the Company Products in any jurisdiction. The obligations of Parent under this Section 2.9(k) (and Parent’s payment obligations upon achievement of the Milestones, if achieved) shall be Parent’s sole obligations with respect to the commercialization of the Company Products, and Parent shall not be deemed to have any duties with respect to the development or regulatory approval of the Company Products, whether imposed under this Agreement or applicable Legal Requirement, other than those set forth in Section 2.9(k), and in no event shall Parent be deemed a fiduciary or other similar obligor to the Stockholders’ Representative, the Company or any of the Participating Rights Holders in connection with the commercialization of the Company Products and the achievement of the Milestones.

(l) Bundled Products. Whenever any Company Product is sold as part of a Bundled Product, the “Net Sales” for such Company Product resulting from such sale of such Bundled Product shall be (i) the Net Sales reported by Parent for such Bundled Product, multiplied by (ii) a fraction, the numerator of which is the Per Unit Average Selling Price of such Company Product sold within such sales region and the denominator of which is the per unit average selling price (calculated in a manner corresponding to that set forth in Section 1(iiii) with respect to Company Products) for the Bundled Product within such sales region. For clarity, in the event that a Company Product is not sold on a “stand-alone” basis within the particular sales region of sale or is provided free of charge or at a price that is materially below the Minimum Price in such region, the Per Unit Average Selling Price of such Company Product sold within such sales region shall be the Minimum Price for purposes of calculating Net Sales of Bundled Product in such region

2.10 Closing Working Capital Adjustment.

(a) Pre-Closing Estimate. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent the Company’s good-faith estimate of the Net Working Capital as of the Closing Date (the “Closing Working Capital”), such estimate to be based on the Company’s books and records and other information then available and prepared in accordance with the accounting principles and illustration set forth in this Section 2.10(a) (the “Specified Accounting Principles”). The Company shall deliver all relevant backup materials, schedules and the illustration prepared as set forth above, in detail reasonably acceptable to Parent,

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concurrently with the delivery of such estimate. Based on such estimate and prior to the Closing Date, Parent and the Company shall in good faith calculate an estimate of the Closing Working Capital (the “Estimated Closing Working Capital”) to be used to determine the Initial Merger Consideration.

(b) Post-Closing Adjustment. As promptly as practicable, but in no event later than ninety (90) days following the Closing Date, Parent shall cause to be prepared in accordance with the Specified Accounting Principles and delivered to the Stockholders’ Representative an unaudited balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”), together with a statement (the “Parent Closing Statement”) setting forth in reasonable detail Parent’s calculation of the Closing Working Capital.

(i) From and after the delivery of the Closing Balance Sheet and the Parent Closing Statement, Parent shall provide the Stockholders’ Representative and any accountants or advisors retained by the Stockholders’ Representative with reasonable access during normal business hours to the books and records of the Surviving Corporation for the purposes of: (A) enabling the Stockholders’ Representative to calculate and to review Parent’s calculation of the Closing Working Capital; and (B) identifying any dispute related to the calculation of the Closing Working Capital set forth in the Parent Closing Statement.

(ii) If the Stockholders’ Representative dispute the calculation of the Closing Working Capital set forth in the Parent Closing Statement, then the Stockholders’ Representative shall deliver a written notice (a “Dispute Notice”) to Parent and the Escrow Agent during the 30-day period commencing upon receipt by the Stockholders’ Representative of the Parent Closing Statement (the “Review Period”). The Dispute Notice shall set forth, in reasonable detail, the principal basis for the dispute of such calculation.

(iii) If the Stockholders’ Representative do not deliver a Dispute Notice to Parent prior to the expiration of the Review Period, Parent’s calculation of the Closing Working Capital set forth in the Parent Closing Statement shall be deemed final and binding on Parent, the Stockholders’ Representative and the Participating Rights Holders for all purposes of this Agreement.

(iv) If the Stockholders’ Representative deliver a Dispute Notice to Parent prior to the expiration of the Review Period, then the Stockholders’ Representative and Parent shall use commercially reasonable efforts to reach agreement on the calculation of the Closing Working Capital. If the Stockholders’ Representative and Parent are unable to reach agreement on the calculation of the Closing Working Capital within 20 calendar days after the end of the Review Period, the Stockholders’ Representative, on the one hand, or Parent, on the other hand, shall have the right to refer such dispute to the Accountant after such 20th day. In connection with the resolution of any such dispute by the Accountant: (i) each of Parent and the Stockholders’ Representative shall have a reasonable opportunity to meet with the Accountant to provide their respective views as to any disputed issues with respect to the calculation of the Closing Working Capital; (ii) the Accountant shall determine the Closing Working Capital in accordance with the

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Specified Accounting Principles within 30 calendar days of such referral and, upon reaching such determination, shall deliver a copy of its calculations (the “Expert Calculations”) to the Stockholders’ Representative, Parent and the Escrow Agent; and (iii) the determination of the Closing Working Capital made by the Accountant shall be final and binding on Parent, the Stockholders’ Representative and the Participating Rights Holders for all purposes of this Agreement, absent manifest error. In calculating the Closing Working Capital, the Accountant shall be limited to addressing any particular disputes referred to in the Dispute Notice. The Expert Calculations (i) shall reflect in detail the differences, if any, between the Closing Working Capital reflected therein and the Closing Working Capital set forth in the Parent Closing Statement, and (ii) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Parent or the Stockholders’ Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Stockholders’ Representative as the case may be. The fees and expenses of the Accountant shall be borne equally by Parent and the Stockholders’ Representative.

(c) Procedure for Payment Following Post-Closing Adjustment. If the Closing Working Capital, as finally determined in accordance with this Section 2.10, is less than the Estimated Closing Working Capital (such deficiency, a “Shortfall”), then Parent and the Stockholders’ Representative shall promptly direct the Escrow Agent to disburse to the Surviving Corporation the amount of such Shortfall from the Escrow Fund in accordance with the Escrow Agreement (it being understood that if the Escrow Fund is insufficient to satisfy the amount of such Shortfall, then the balance of the Shortfall may be recovered from the Contingent Merger Consideration Set-Off, if any. If the Closing Working Capital, as finally determined in accordance with this Section 2.10, is greater than the Estimated Closing Working Capital (such excess, an “Excess”), then Parent shall, or shall cause the Surviving Corporation to, deliver the amount of such Excess to the Stockholders’ Representative, who shall distribute such Excess among the Participating Rights Holders in accordance with the allocation set forth in the Consideration Spreadsheet.

2.11 No Further Ownership Rights in Company Capital Stock. All cash paid upon the surrender for exchange of shares of Company Capital Stock, Company Options and Company Warrants in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, Company Options and Company Warrants, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock, Company Options and Company Warrants which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.12 No Liability. Notwithstanding anything to the contrary in this Agreement, neither the Paying Agent, the Surviving Corporation, Parent nor any other party shall be liable to a Participating Rights Holder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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2.13 Further Action. At and after the Effective Time, the officers and directors of Parent and of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date, except as set forth in the disclosure letter supplied by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”), as follows:

3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries (as defined below) (i) is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities incorporated under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other entity, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other entity, that is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

(b) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended and in effect as of the date hereof (collectively, the “Company Charter Documents”) and (ii) the Certificate of Incorporation and Bylaws, or like organizational documents, of each of its Subsidiaries, each as amended and in effect as of the date hereof (collectively, “Subsidiary Charter Documents”). The Company is not in violation of any of the provisions of the Company Charter Documents, and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

(c) Subsidiaries. Section 3.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and

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are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and are duly authorized, validly issued, fully paid and nonassessable. Other than in the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

3.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 30,230,000 shares of Company Common Stock, par value $0.001 per share and (ii) 15,314,443 shares of Company Preferred Stock, 2,700,000 of which shares have been designated as Series A Preferred Stock, 5,384,443 of which shares have been designated as Series B Preferred Stock, and 7,230,000 of which shares have been designated as Series C Preferred Stock. As of the date hereof: (i) 3,030,608 shares of Company Common Stock were issued and outstanding; (ii) 2,700,000 shares of Series A Preferred Stock were issued and outstanding; (iii) 5,384,442 shares of Series B Preferred Stock were issued and outstanding; and (iv) 6,379,486 shares of Series C Preferred Stock were issued and outstanding. As of the date hereof, the Company has reserved (x) 288,442 shares of Series C Preferred Stock for issuance pursuant to outstanding warrants and 288,442 shares of Common Stock for the issuance upon the exercise thereof and (y) 3,302,270 shares of Company Common Stock for issuance upon exercise of options granted pursuant to the Company’s 2005 Stock Option Plan. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as expressly permitted by this Agreement (including pursuant to the Company Options and Company Warrants) will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or other legally binding commitment, as in effect as of the date hereof.

(b) Company Options and Warrants. Section 3.2(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all Persons who as of the date hereof, hold outstanding Company Options under the Company Option Plan indicating, with respect to each Company Option then outstanding, the number of shares of Company Common Stock subject to such Company Option, and the exercise price and date of grant thereof. Section 3.2(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all Persons who, as of the date hereof, hold Company Warrants and the number of shares of Company Common Stock or Preferred Stock that each Company Warrant has the right to purchase, the date of issuance and the exercise price of each Company Warrant held of record by each such holder of Company Warrants. As of the Effective Time, all Company Warrants shall have been cancelled or terminated without any further liability or obligations to the Company, Parent or the Surviving Corporation other than the payment of the Company Warrant Merger Consideration.

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(c) Other Securities. Except as otherwise set forth in this Section 3.2, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking.

(d) Legal Requirements. All outstanding shares of Company Capital Stock, all outstanding Company Options and Company Warrants and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance i all material respects with all applicable securities laws, all other applicable Legal Requirements (as defined below) and all requirements set forth in any Contracts applicable to the issuance of Company Capital Stock. There are not any outstanding Contracts requiring the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) issue or otherwise dispose of any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(e) Consideration Spreadsheet. The Consideration Spreadsheet will be accurate and complete in all respects as of the Effective Time.

3.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the approval and adoption of this Agreement by the Company Stockholders, to consummate the transactions contemplated hereby. At a meeting duly called and held, the Company Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company Stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend adoption of this Agreement and approval of the principal terms of the Merger and the other transactions contemplated hereby by the Company Stockholders (such recommendation, the “Company Board

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Recommendation”). The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, to perform its obligations hereunder or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by the Company Stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of (i) a majority of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted to Company Common Stock basis), voting together as a single class, (ii) a majority of the issued and outstanding shares of Company Preferred Stock, voting together as a single class, and (iii) a majority of the issued and outstanding shares of Company Common Stock, to adopt this Agreement and thereby approve the principal terms of the Merger (the “Required Stockholder Vote”) are the only votes of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub and the Stockholders’ Representative, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b) Non–Contravention. The execution and delivery, and the performance and compliance, of this Agreement by the Company, and the consummation of the Merger and the other transactions contemplated hereby, does not and will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement by the Required Stockholder Vote and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or its Subsidiaries.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign

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government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and satisfaction of such other requirements of the comparable laws of other jurisdictions, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations set forth in Section 3.3(c) of the Company Disclosure Letter. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i), (ii) and (iv) are referred to herein as the “Necessary Consents.”

3.4 Financial Statements. The Company has delivered to Parent a true and complete copies of (a) the Company’s unaudited balance sheet, income statement and statement of cash flows of the Company as of the year ended December 31, 2013 (the “Interim Financial Statements”), and (b) the audited balance sheet, income statement and statement of cash flows of the Company for the years ended December 31, 2011 and December 31, 2012 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements present fairly in all material respects the financial condition and operating results of the Company and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments with respect to the Interim Financial Statements. The Financial Statements have been prepared from books and records maintained by the Company, which have been maintained in all material respects on a basis consistent with the past practice of the Company and which are accurate and complete in all material respects. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board of Directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company’s unaudited balance sheet as of December 31, 2013, is referred to as the “Company Balance Sheet”

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and the date thereof the “Balance Sheet Date.” Since December 31, 2012, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

3.5 Undisclosed Liabilities; Closing Date Cash and Liabilities. Except as disclosed in the Financial Statements, since the Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, asserted, unasserted or otherwise, other than (i) liabilities shown on the Company Balance Sheet, (ii) liabilities which have arisen in the ordinary course of business since the Balance Sheet Date, or (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

3.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date and through the date hereof, there has not been any event, change, occurrence, development or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since the Balance Sheet Date through the date hereof, there has not been:

(i) any amendment of the articles of incorporation or bylaws or equivalent constituent documents (whether by merger, consolidation or otherwise) of the Company;

(ii) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any securities of the Company, other than the issuance of any shares of Company Capital Stock upon the exercise of Company Options that were outstanding on the Balance Sheet Date in accordance with the terms of those options on the Balance Sheet Date or amendment of any term of any securities of the Company (in each case, whether by merger, consolidation or otherwise);

(iii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property or property or any combination thereof) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock;

(iv) any purchase, redemption, repurchase or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their stock option or purchase agreements;

(v) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

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(vi) any change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(vii) any material revaluation by the Company of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(viii) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Company in excess of $25,000 individually or $50,000 in the aggregate;

(ix) any sale, lease or other transfer, or creation or incurrence of any Lien on, any material assets, securities, properties, interests or businesses of the Company, other than sales of products or services in the ordinary course of business consistent with past practice;

(x) the making by the Company of any loans, advances or capital contributions to, or investments in, any other Person;

(xi) the creation, incurrence or assumption by the Company of any Indebtedness;

(xii) (A) the grant or increase of any severance or termination pay to (or amendment of any existing arrangement with) any director, officer, advisor, consultant or employee of the Company, (B) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (C) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer, advisor, consultant or employee of the Company, (D) the establishment, adoption or amendment (except as required by applicable law (including to avoid adverse tax consequences under Section 409A of the Code)) in any material respect of any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, advisor, consultant or employee of the Company (including without limitation, the Company Employee Plan), (E) any increase in compensation, bonus, commission or other benefits payable to any director, officer, advisor, consultant or employee of the Company, including, without limitation, pursuant to any Company Employee Plan or (F) the hiring or termination of any employee, officer, consultant or director of the Company;

(xiii) any settlement, or offer or proposal to settle, (A) any material Proceeding or claim involving or against the Company, (B) any shareholder litigation or dispute against the Company or any of its officers or directors or (C) any Proceeding that relates to the transactions contemplated hereby;

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(xiv) any Tax election made or changed; any claim, notice, audit report or assessment in respect of Taxes settled or compromised; any material Tax Return filed except to the extent required by applicable law; any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; any Tax petition, Tax complaint or administrative Tax appeal filed; any right to claim a Tax refund surrendered or foregone; or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to; or

(xv) any agreement or commitment to take any of the actions referred to in clauses (i) through (xiv).

3.7 Taxes.

(a) Definition.

(i) For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, escheat, estimated and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any liability for the payment of any amounts of the type described above in this Section 3.7(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor entity and any liability for taxes of another Person under Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign law.

(ii) For the purposes of this Agreement, the term “Tax Return” shall mean any return, statement, declaration, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, refund claims, and information returns and reports) filed or required to be filed with respect to Taxes, and including any schedules or attachments thereto and any amendments thereof.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have prepared and filed all Tax Returns relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their respective operations and such Tax Returns are true, correct and complete and have been completed in accordance with applicable Legal Requirements in all material respects.

(ii) The Company and each of its Subsidiaries have timely paid or withheld all Taxes required to be paid or withheld and have paid over to the appropriate Tax authority all such Taxes in accordance with applicable Legal Requirements. No claim has ever been

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made by a Governmental Entity in a jurisdiction where the Company or a Subsidiary thereof does not file a Tax Return that the Company or a Subsidiary thereof is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(iii) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(v) Neither the Company nor any of its Subsidiaries has any material liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the Balance Sheet Date other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement.

(vi) There are no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Permitted Liens.

(vii) Neither the Company nor any of its Subsidiaries is, nor has been during the five-year period ending on the Closing Date, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(viii) Neither the Company nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) owes any amount under any Tax sharing, indemnification or allocation agreement or (c) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(ix) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code during the two-year period ending on the Closing Date.

(x) Neither the Company nor any of its Subsidiaries will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (a) adjustment under either Section 481(a) or 482 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) by reason of a change in method of accounting or otherwise for a Taxable period ending on or prior to the Closing Date; (b) use of an improper method of accounting for a taxable

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period ending on or prior to the Closing Date; (c) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local, or foreign Tax law) entered into on or prior to the Closing Date; (d) installment sale or open transaction disposition made on or prior to the Closing Date; (e) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) with respect to transactions occurring on or prior to the Closing Date or (f) prepaid amount received on or prior to the Closing Date.

(xi) Neither the Company nor any of its Subsidiaries has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code (or any corresponding provision of state, local or foreign Tax law).

(xii) The Company makes no representation as to the amount or availability in any Tax period or portion thereof beginning after the Closing of any net operating loss or other Tax attribute of the Company arising in a Pre-Closing Tax Period.

3.8 Intellectual Property.

(a) Products. Section 3.8(a) of the Company Disclosure Letter accurately identifies and lists as of the date hereof each Company Product currently under development by the Company.

(b) Registered Intellectual Property; Proceedings. Section 3.8(b) of the Company Disclosure Letter accurately identifies and lists as of the date hereof (i) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been filed, issued or registered and any other Person that has an ownership interest in such item of Company Registered Intellectual Property and (ii) any litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection, claim or other equivalent proceeding or action pending (other than with respect to proceedings or communications with national or regional patent offices) or, to the Knowledge of the Company, asserted with respect to any Company Registered Intellectual Property.

(c) No Order. To the Knowledge of the Company, no Company Intellectual Property is subject to any proceeding or outstanding order by any Governmental Entity restricting the use, transfer, or licensing thereof by Company or any of its Subsidiaries.

(d) Validity; Registration. To the Knowledge of the Company, all issued patents within Company Registered Intellectual Property are valid, subsisting, and enforceable. All necessary registration, maintenance and renewal fees for each item of Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Entities for the purposes of prosecuting, maintaining or perfecting such Company Registered Intellectual Property.

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(e) Company IP Contracts.

(i) Section 3.8(e)(i) of the Company Disclosure Letter accurately identifies and lists as of the date hereof all Company IP Contracts under which any Intellectual Property or Technology have been assigned, licensed, or otherwise conveyed or provided to the Company.

(ii) Section 3.8(e)(ii) of the Company Disclosure Letter accurately identifies and lists as of the date hereof all Company IP Contracts under which any Company Intellectual Property has been assigned, licensed, or otherwise conveyed or provided to any Person by the Company.

(iii) Section 3.8(e)(iii) of the Company Disclosure Letter accurately identifies and lists as of the date hereof all Company IP Contracts pursuant to which the Company is obligated to pay fees, royalties or other payments (other than sales commissions paid to employees according to the Company’s standard commissions plan) for the use of any Company Intellectual Property or other Intellectual Property or Technology in connection with the manufacture, sale, or distribution of any Company Product.

(iv) To the Knowledge of the Company, (A) all of the Company IP Contracts are in force and effect and (B) no party thereto is in material breach thereof.

(v) The consummation of the Merger will not result in (A) the breach or other violation of any Company IP Contract that would allow any other Person thereto to modify, cancel, terminate or otherwise suspend the operation thereof, (B) the creation of a loss of, or Lien on, any Company Intellectual Property, or (C) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Intellectual Property.

(vi) To the Knowledge of the Company, following the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company’s rights under all Company IP Contracts (including, without limitation, the right to receive royalties), to the same extent the Company or its Subsidiaries would have been able to had the Merger not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay had the Merger not occurred.

(vii) The Merger will not result in any Company Intellectual Property or the Company Business being subject to any material non-compete or exclusivity restriction to which the Company Intellectual Property or the Company Business was not subject prior to the Merger.

(f) Ownership. The Company exclusively owns all right, title, and interest in and to the Company Intellectual Property that is owned or purported to be owned by the Company (“Company-Owned IP”) free and clear of any Liens. The Company has not received any written notice or claims challenging the Company’s exclusive ownership of any Company-Owned IP or the Company’s right to use any Company Intellectual Property.

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(g) No Infringement. To the Knowledge of the Company, the Company Business does not infringe or misappropriate the Intellectual Property of any third Person or, to the Knowledge of the Company, constitute unfair competition or unfair trade practices under the laws of any jurisdiction.

(h) No Notice of Infringement. Neither the Company nor any of its Subsidiaries has received written notice from any third Person that the Company Business or Company Products infringe or misappropriate the Intellectual Property of any third Person or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction.

(i) No Third Party Infringement. To the Knowledge of the Company, no Person has infringed or misappropriated, in a manner material to the Company, or is infringing or misappropriating any Company Intellectual Property.

(j) Sufficiency. To the Knowledge of Company, the Company Intellectual Property, together with any Intellectual Property or Technology licensed to Company pursuant to the Company IP Contracts, constitutes all of the Intellectual Property used in and necessary for the conduct of the Company Business.

(k) Proprietary Information Agreements. Each Person who is or was an employee, officer, director, contractor or agent of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company-Owned IP has signed an enforceable agreement containing an assignment to the Company of all Intellectual Property rights in such Person’s contribution to the Company-Owned IP. The Company and each of its Subsidiaries have taken other reasonable steps to protect the Company’s and its Subsidiaries’ rights in the Company’s confidential information and trade secrets within the Company Intellectual Property.

(l) Funding Sources. To the Knowledge of the Company, no funding, facilities, or personnel of any Governmental Entity or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company-Owned IP.

3.9 Compliance; Permits.

(a) Compliance. Neither the Company nor any of its Subsidiaries is in any material respect in conflict with, or in default or in violation of, any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected. There is no material judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries. Since January 1, 2010, the Company has not received (a) any written communication from any Person that alleges that the Company or its Subsidiaries are not in compliance, with any Legal Requirement, or (b) any written notice that any investigation or review by any Governmental Entity with respect to the Company is pending or that such investigation or review is contemplated. The Company has not and, to the Knowledge of the Company, no agent, employee or other Person associated with or

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acting on behalf of the Company has, directly or indirectly, (a) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Company Business, (b) made any unlawful payment to any Governmental Entity, any foreign or domestic government official or employee, any foreign or domestic political parties or campaigns, official of any public international organization, or any official of any state-owned enterprise, (c) violated any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption statute, (d) violated any provision of the Lobbying Disclosure Act of 1995 or any other applicable federal or state ethics statute, or (e) made any bribe, payoff, influence payment, kickback or other similar unlawful payment. Neither the Company nor its Subsidiaries are a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Entity.

(b) Permits. The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, registrations, listings, exemptions, and approvals (“Permits”) from Governmental Entities, including the U.S. Food and Drug Administration (the “FDA”) that are material to the Company Business taken as a whole (collectively, “Company Permits”), and all such Company Permits are in full force and effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. All material applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Company Permit from any Governmental Entity relating to the Company, its business, or its product candidates, when submitted to the applicable Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification thereto have been submitted to such Governmental Entity.

3.10 Litigation. There are no claims, suits, actions or proceedings (collectively, “Proceedings”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Since January 1, 2010, no Proceeding has been commenced by the Company or its Subsidiaries against any Person or has been pending against the Company or its Subsidiaries. There is no order, writ, injunction, judgment or decree of any Governmental Entity to which the Company, its Subsidiaries, or any of their assets owned or used in the Company Business is subject. To the Knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree of any Governmental Entity that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company Business.

3.11 Brokers’ and Finders’ Fees; Fees and Expenses. Except for fees payable to Piper Jaffray pursuant to an engagement letter dated June 26, 2013, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions

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or any similar charges in connection with this Agreement or the transactions contemplated hereby. An accurate and complete copy of the agreement with Piper Jaffray has been provided to Parent.

3.12 Employee Benefit Plans.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter sets forth a list as of the date hereof of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any commitment to establish any new Company Employee Plan or Employee Agreement, to materially modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Legal Requirements or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.

(b) Documents. The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and material correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all material correspondence to or from any governmental agency in the last three (3) years relating to any Company Employee Plan; and (viii) the three (3) most recent plan years discrimination tests for each Company Employee Plan for which such test is required.

(c) Benefit Plan Compliance. In all material respects, each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable tax regulations issued by the IRS (“Treasury Regulations”) or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, to the Company’s Knowledge there has been no event, condition or circumstance that has adversely affected or is

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likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would reasonably be expected to result in any material liability. There are no current actions, suits or claims pending, or, to the Knowledge of the Company, threatened in writing or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no material audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened in writing by any Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made or otherwise provided for in all material respects all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(e) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute.

(f) Effect of Transaction.

(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) No payment or benefit which will or may be made by the Company or its Subsidiaries with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a parachute payment within the meaning of Code Section 280G(b)(2). There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(g) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, and

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collective bargaining agreements and arrangements respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, and wages and hours.

(h) Labor. The Company is not a party to any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened in writing or reasonably anticipated which may materially interfere with the respective business activities of the Company or any of its Subsidiaries. To the Knowledge of the Company, neither of the Company, any of its Subsidiaries nor any of their respective representatives or Employees has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries. There are no material actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened in writing, relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any material unfair labor practices within the meaning of the National Labor Relations Act of 1935, as amended.

(i) International Employee Plan. Neither the Company nor any ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

3.13 Real Property. Neither the Company nor any of its Subsidiaries now owns, nor has ever owned, any real property. Section 3.13 of the Company Disclosure Letter sets forth a list of the real property currently leased, subleased or licensed by or from the Company or its Subsidiaries (the “Leased Real Property”). The Lease Real Property constitutes all of the real property used in the business of the Company. The Company and its Subsidiaries have provided or otherwise made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the Leased Real Property, including all amendments, terminations and modifications thereof (the “Leases”). There is not, under any of the Leases, any material default by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, by any other party thereto. There are no other parties occupying the Leased Real Property, other than the Company or any of its Subsidiaries. The Leased Real Property is in satisfactory condition for their continued use as they have been used and adequate for their current use (normal wear and tear excepted).

3.14 Assets. With respect to the material machinery, equipment, furniture, fixtures and other tangible property and assets purported to be owned, leased or used by the Company or any of its Subsidiaries, the Company owns all such assets free and clear of all Liens, except Permitted Liens, such assets are in operating condition (normal wear and tear excepted) and no Related Person

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has any interest in any of the machinery, equipment, furniture, fixtures and other tangible property and assets used in the business of the Company. For purposes of clarity, this Section 3.14 does not relate to real property (such items being the subject of Section 3.13) or Intellectual Property (such items being the subject of Section 3.8).

3.15 Environmental Matters. Neither the Company nor any of its Subsidiaries is in violation of any applicable Environmental Law (as defined below) except for those violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries hold, to the extent legally required, all Permits required pursuant to Environmental Laws that are material to the operation of the business of the Company taken as a whole (“Environmental Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Environmental Permits. Neither the Company nor any of its Subsidiaries have received any written notice alleging any claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability. For the purposes of this Section 3.15, “Environmental Laws” means all applicable Legal Requirements relating to pollution or protection of the environment, including laws and regulations relating to Releases (as defined below) or threatened Releases of Hazardous Materials (as defined below), (ii) “Hazardous Materials” means chemicals or substances which are designated by a Governmental Entity as a “pollutant”, “contaminant”, “toxic”, “hazardous” or “radioactive”, including without limitation friable asbestos, petroleum and petroleum products or any fraction thereof, and (iii) “Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(22). The parties agree that the only representation and warranties related to Environmental Laws, Environmental Permits, and Hazardous Materials are those included in Section 3.15 of this Agreement.

3.16 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean (other than purchase orders for which the underlying goods or services have been delivered or received and where no further liability or obligation exists on the part of any party related thereto):

(i) any Contract containing any covenant (A) limiting in any material respect the right of the Company or any of its Subsidiaries to engage in any line of business or to develop or distribute the Company Product in any territory or (B) granting any exclusive distribution rights with respect to Company Products;

(ii) any Contract pursuant to which the Company or any of its Subsidiaries have continuing material obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or any of its Subsidiaries;

(iii) any Contract containing any material obligations on the part of the Company or any of its Subsidiaries involving annual revenues to the Company in excess of $25,000;

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(iv) any other Contract that involves a payment to or from the Company in excess of $25,000 during the term of such Contract (including any automatic renewals);

(v) any manufacturing, vendor or supplier agreement that is material to the Company, including any Contract with “take or pay” provisions, “requirements” provisions or other similar provisions obligating a Person to provide the quantity of goods or services required by another Person or any Contract providing for “most favored nation” terms, including such terms for pricing;

(vi) any Contract with any Governmental Entity;

(vii) any partnership, joint venture or any sharing of revenues, or profits of the Company or any other similar Contract;

(viii) any Contract relating to the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) and any Contract pursuant to which the Company or its Subsidiaries has created, incurred, assumed or suffered to exist any Debt;

(ix) any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company, (B) the Company has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);

(x) any Contract which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase or sale of products or consulting agreements entered into in the ordinary course of business);

(xi) any Contract with any Related Person; or

(xii) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), pursuant to which the Company has any current or future rights or obligations.

For purposes of clarification, no Company Employee Plans or Employee Agreements set forth in Section 3.12(a) of the Company Disclosure Letter shall be considered a Company Material Contract.

(b) Schedule. Section 3.16(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof, and the subsection to which it corresponds. The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts identified in Section 3.16(b) of the Company Disclosure Letter, including all amendments thereto.

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(c) No Breach. All Company Material Contracts are enforceable in accordance with their terms against the Company and, to the Knowledge of the Company, against the other parties thereto except in each case (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Material Contract. Since January 1, 2010, the Company has not received any written notice or, to the Knowledge of the Company, any other communication regarding any termination, violation or breach of, or default under, any Company Material Contract. No Person is renegotiating, or has a right (or, to the Knowledge of the Company, has asserted a right) pursuant to the terms set forth in any Company Material Contract to renegotiate any amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

3.17 FDA Compliance.

(a) The operation of the Company Business, including the manufacture, import, export, design, testing, development, processing, packaging, labeling, storage, marketing, and distribution of Company Products by the Company and its Subsidiaries, is in material compliance with all applicable Legal Requirements and Company Permits of the FDA and other Governmental Entities, including all clearances issued by the FDA for Company Products sold in the United States. Neither the Company nor any of its Subsidiaries has received any notification, correspondence or any other communication, in writing, from any Governmental Entity of potential or actual noncompliance by, or liability of, the Company or any Subsidiary under any Legal Requirement or Company Permit.

(b) Since January 1, 2010, neither the Company nor any of its Subsidiaries has had any product or manufacturing site (whether owned or operated by the Company or its Subsidiaries or that of a contract manufacturer) subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters,” other requests or requirements from any Governmental Entity to make changes to the Company Products that if not complied with would reasonably be expected to result in a material liability to the Company, or similar written notice from the FDA or other Governmental Entity in respect of the Company Business alleging or asserting noncompliance with any applicable Legal Requirements, Company

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Permits or such requests or requirements of a Governmental Entity. To the Knowledge of the Company, neither the FDA nor any Governmental Entity is considering any such action.

(c) All preclinical and clinical trials in respect of the Company Business being conducted by or on behalf of the Company or in which the Company or the Company Products or product candidates have participated were, and if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and all applicable Legal Requirements, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, and 812. No investigational device exemption filed by or on behalf of the Company with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any other Governmental Entity has commenced, or to the knowledge of the Company, threatened to initiate any action to place a clinical hold order on, or otherwise terminate, delay, or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company.

(d) Except for noncompliance that would not reasonably be expected to have a material adverse effect on the Company, (i) all design and development activities with respect to the Cabochon System conducted by the Company and its Subsidiaries have been, and continue to be conducted in accordance with the applicable provisions of FDA’s Quality System Regulation at 21 C.F.R. Part 820 and (ii) all manufacturing operations conducted by the Company or its Subsidiaries with respect to Company Products are conducted under a reasonable state of control, or, as applicable, in compliance with all applicable Legal Requirements, including, without limitation, the applicable provisions of FDA’s Quality System Regulation at 21 C.F.R. Part 820.

(e) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company or the Company Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any of its Subsidiaries nor any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar Legal Requirement. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the Knowledge of Company, threatened against the Company or any of its Subsidiaries, or any of their respective officers, employees or agents.

3.18 Insurance. Section 3.18 of the Company Disclosure Letter sets for a true and correct all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company, each of which is in full force and effect. True and correct copies of all such policies and fidelity bonds have been provided to Parent. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. The insurance policies held by the Company are of the type

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and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and in a similar stage of development. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof.

3.19 Receivables and Inventory. All accounts receivable, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Company Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company as of the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Company Balance Sheet. All inventory was purchased in the ordinary course of business and consists of a quality and quantity usable and salable in the ordinary course of business, except for such obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value, or reserved against, consistent with GAAP. All inventory is at quantities reasonable to conduct the business of the Company in substantially the same manner as it is now being conducted.

3.20 Affiliate Transactions. No director, officer, employee, Affiliate or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of the Company (i) is involved, directly or indirectly, in any material business arrangement or other material relationship with the Company (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or (iii) is engaged, directly or indirectly, in the conduct of the business of the Company.

3.21 Suppliers. Section 3.21 of the Company Disclosure Letter sets forth, with respect to the Company during each of the last three calendar years, a list of the name and dollar amount purchased from each of the ten largest (based on dollar amounts purchased) suppliers of the Company. The Company has not received written notice of the intention of any of its material suppliers to, and to the Knowledge of the Company, no such suppliers intend to, cease doing business or reduce in any material respect the business transacted with the Company or to terminate or modify any Contracts with the Company (whether upon consummation of the transactions contemplated hereby or otherwise).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, except as set forth in the disclosure letter supplied by Parent and Merger Sub to the Company dated as of the date hereof (the “Parent Disclosure Letter”), as follows:

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4.1 Organization; Standing and Power; Charter Documents; Merger Sub. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.2 Merger Sub. Parent is the sole stockholder of Merger Sub and is the legal and beneficial owner of all issued and outstanding shares. Merger Sub was formed solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

4.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate or other proceedings or actions on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement by Parent as Merger Sub’s sole stockholder and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company and the Stockholders’ Representative, constitutes a valid and binding obligation of Parent, enforceable against Parent and Merger Sub in accordance with their terms except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b) Non–Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance and compliance of this Agreement by Parent, and the consummation by Parent and Merger Sub of the transactions contemplated hereby does not and will

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not: (i) conflict with or violate the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub; (ii) subject to compliance with the requirements set forth in Section 4.3(c), conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets is bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the properties or assets of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is a party the termination or breach of which would be reasonably expected to have a Material Adverse Effect on Parent.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration, filing or registration with, or notification to, any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement, the performance by Parent or Merger Sub of their respective obligations hereunder or the consummation of the Merger and other transactions contemplated hereby, except for the Necessary Consents.

4.4 Compliance. Neither Parent nor any of its Subsidiaries is in conflict with, or in default or in violation of, any Legal Requirement applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for those conflicts, defaults or violations that, individually or in the aggregate, would not cause Parent to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the knowledge of Parent, has been threatened in writing, against Parent or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent and its Subsidiaries as currently conducted.

4.5 Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened in writing against, relating to or affecting Parent or Merger Sub, or any of its Subsidiaries, the assets and properties of Parent or Merger Sub before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions, proceedings, to have a Material Adverse Effect on the ability of Parent and Merger Sub to perform their respective obligations under this Agreement or consummate the transactions contemplated hereunder.

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4.6 Availability of Funds. Parent currently has access to sufficient immediately available funds in cash or cash equivalents, and will at the Closing have sufficient immediately available funds, in cash, to pay the Initial Merger Consideration and any other amounts to be paid by Parent or Merger Sub hereunder as of the Closing Date.

ARTICLE V

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall and shall cause each of its Subsidiaries to, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, (ii) pay its liabilities, debts and Taxes when due, (iii) pay or perform other obligations when due, and (iv) use commercially reasonable efforts consistent with past practices to preserve intact its present business organization.

(b) Required Consent. In addition, without limiting the generality of Section 5.1(a), except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.1(b) of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

(ii) Adopt a plan of complete or partial liquidation or dissolution, or commence or agree to commence any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of the Company or any of its Subsidiaries;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or any of its Subsidiaries or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(iv) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested

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shares in connection with the termination of any Employee pursuant to stock option or purchase agreements in effect on the date hereof;

(v) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of Company Capital Stock, or any securities convertible into shares of Company Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of Company Capital Stock or any securities convertible into shares of Company Capital Stock, or enter into other agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue any such securities or rights, other than issuances of Company Capital Stock upon the exercise of Company Options, Company Warrants or other rights of the Company in accordance with their terms;

(vi) Acquire or agree to acquire (by merging, consolidating with, or acquisition of stock or assets), directly or indirectly, any assets, securities, properties, interests or businesses of any Person;

(vii) Sell, lease, license, encumber or otherwise dispose of any properties or assets of the Company except (A) the sale, lease or disposition (other than through licensing) of property or assets which are not material to the Company Business or (B) the sale, lease or disposition of Company Products in the ordinary course of business and having no material support, maintenance or service obligation, on the part of the Company;

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in it or any wholly-owned Subsidiary of the Company not to exceed $5,000;

(ix) Incur any capital expenditures or any obligations or liabilities in respect thereof, except for any unbudgeted capital expenditures not to exceed $5,000 in the aggregate;

(x) Except as required by GAAP, make any material change in its methods or principles of accounting since the Balance Sheet Date;

(xi) Make any Tax election or accounting method change, settle or compromise any Tax liability, consent to any extension or waiver of any limitation period with respect to Taxes, amend any Tax Return or enter into any Tax sharing or similar agreement or closing agreement;

(xii) Adopt or materially amend any material employee benefit plan, material policy or arrangement, or stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will”), pay any material special bonus or special remuneration (cash, equity or otherwise) to any Employee (including rights to severance or indemnification), except pursuant to

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agreements outstanding on the date hereof and except for Closing Change of Control Bonuses which shall be paid out of the Initial Merger Consideration at, and conditional upon, the Closing ;

(xiii) Grant any license (including a sublicense) under any Company Intellectual Property except to end user customers to use Company Products granted in connection with the sale of Company Products to such end user;

(xiv) Enter into or renew any Contracts containing any non-competition or exclusivity restrictions on the Company or the Company Business;

(xv) Except for the Closing Change of Control Bonuses which shall be paid out of the Initial Merger Consideration at, and conditional upon, the Closing, grant any severance or termination pay (cash, equity or otherwise) to any Employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(xvi) Enter into, amend or modify in any material respect or terminate any Company Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or its Subsidiaries, as applicable;

(xvii) Commence, settle, or offer or propose to settle, (i) any Proceeding or claim involving or against the Company, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby;

(xviii) Incur any Debt, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it);

(xix) Accelerate or delay the invoicing or collection of any accounts receivable or accelerate or delay the invoicing or payment of any accounts payable;

(xx) Fail to maintain (other than as a result of rejection by the applicable Governmental Entity), or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Company Intellectual Property;

(xxi) Form or acquire any Subsidiaries; or

(xxii) Agree, resolve or commit to do any of the foregoing.

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(a) No Right to Control Company Pre-Closing. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and properties.

5.2 Consideration Spreadsheet.

(a) Within a reasonable period following the determination of Estimated Closing Working Capital pursuant to Section 2.10 and prior to the Closing, the Company shall prepare and deliver to Parent a spreadsheet in the form of Exhibit E, as may be updated pursuant to Section 5.2(b) (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, accurately and completely setting forth the information requested as of the Effective Time.

(b) The Consideration Spreadsheet may be updated from time to time by the Stockholders’ Representative as a result of payments associated with the Milestones and the release of Escrow Amount and Representative Reimbursement Amount; provided that any such update to the Consideration Spreadsheet shall be certified by the Stockholders’ Representative, and shall accurately and completely set forth the information requested as of the date of upcoming payment of Contingent Merger Consideration.

(c) Parent, the Surviving Corporation, the Escrow Agent, the Paying Agent and their respective Affiliates shall have no obligation to make a payment or disbursement in accordance with the Consideration Spreadsheet to the extent that Parent, the Surviving Corporation, the Escrow Agent, the Paying Agent or their respective Affiliates recognize a manifest error in the Consideration Spreadsheet. Notwithstanding anything to the contrary in this Agreement or any inquiry, investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Parent or the Surviving Corporation or any of their respective Affiliates, (i) Parent, the Surviving Corporation, the Escrow Agent, the Paying Agent and their respective Affiliates are entitled to rely on the Consideration Spreadsheet in making any payment or disbursement to any Participating Rights Holder pursuant to this Agreement and (ii) in no event shall Parent, the Surviving Corporation, the Escrow Agent, the Paying Agent and their respective Affiliates have any liability to any Person (including the Stockholders’ Representative or any of the Stockholders) for a payment or disbursement made in accordance with the Consideration Spreadsheet by the Parent, the Surviving Corporation, the Escrow Agent, the Paying Agent or their respective Affiliates.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Acquisition Proposals.

(a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all

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reasonable efforts to cause its and its Subsidiaries’ employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby. The Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues or net income of the Company and its Subsidiaries, in each case taken as a whole, or 15% or more of the aggregate equity interests of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the aggregate equity interests of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 15% or more of the aggregate equity interests or assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall, subject to any existing confidentiality obligation with the party making such request or inquiry, provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

6.2 Stockholder Approval and Notice. The Company shall use commercially reasonable efforts to obtain the Stockholder Approval within twenty-four (24) hours following the time of execution of this Agreement in compliance with applicable Legal Requirements. The Company Board of Directors shall make the Company Board Recommendation and shall not (i) withhold, withdraw, amend, modify or qualify in any manner adverse to Parent such recommendation, or (ii) take any action or make any statement in connection with obtaining the Required Stockholder Vote inconsistent with such recommendation. Promptly following receipt of the Required Stockholder Vote, the Company shall cause its corporate secretary to deliver a copy of such Stockholder Approval to Parent, together with a certificate executed on behalf of the Company by its corporate secretary certifying that such Stockholder Approval reflects the Required Stockholder Vote. The Company shall provide the Company Stockholders with such disclosure materials as shall be required by the Legal Requirements and the Company Charter. The Company shall submit to

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Parent the form of any written notice and other disclosure materials to be transmitted to the Company Stockholders prior to delivery thereof and shall not transmit to such Company Stockholders any such notice or disclosure material to which Parent reasonably objects. No later than three Business Days after the receipt by the Company of the Required Stockholder Vote, the Company shall deliver notice thereof to the Company Stockholders in compliance with Sections 228(e) and 262 of the Delaware General Corporation Law.

6.3 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Secrecy Agreement dated August 20, 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Proprietary Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. The Company will afford Parent and Parent’s employees, accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the Company Business, including the status of development efforts related to Company Products, properties, results of operations and personnel, in each case solely for purposes of this Agreement, as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information to Parent, or (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or any of its Subsidiaries is bound or affected as of the date hereof, which confidentiality obligation, commitment or provision has been disclosed to Parent, provided that disclosure of such obligation, commitment or provision would not itself be the breach of an obligation or commitment to a third party. With respect to the furnishing by the Company of competitively sensitive information, including strategic and marketing plans, pricing material and customer specific data, outside antitrust counsel will be consulted prior to the exchange of such information, and such information shall not be exchanged to the extent such counsel to the Company reasonably advises against such exchange. In addition, any information obtained from the Company or any of its Subsidiaries pursuant to the access contemplated by this Section 6.3(b) shall be subject to the Confidentiality Agreement.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

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6.4 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or any listing agreement with any applicable national or regional securities exchange or market.

6.5 Regulatory Filings; Reasonable Best Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use its reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and within ten (10) days of the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.5(a) to comply in all material respects with all applicable Legal Requirements.

(b) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all actions reasonably necessary to cause the conditions precedent to the other party’s obligations to close set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

6.6 Tax Returns.

(a) Parent shall prepare and file all Tax Returns of the Company for any Pre-Closing Tax Period in a manner consistent with past practice of the Company unless otherwise required by applicable law. Parent shall provide a copy of each such income and other material Tax

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Return that reflects a Tax for which the Participating Rights Holders are liable no later than 15 days prior to the due date of such Tax Return, and Parent shall permit the Stockholders’ Representative to review and comment on each such Tax Return prior to filing and shall revise such Tax Return to reflect any reasonable comments of the Stockholders’ Representative.

(b) Parent shall not, and shall not cause or permit the Surviving Corporation to, (i) make any Tax election for the Company that has any retroactive effect in the portion of any Pre-Closing Tax Period ending on or prior to the Closing Date without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) amend or cause to be amended any Tax Return of the Company for any Pre-Closing Tax Period without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), unless such election or amendment would not increase the Participating Rights Holders’ liability for Taxes pursuant to this Agreement or such amendment is required by applicable Legal Requirements.

(c) The Participating Rights Holders shall be entitled to any refund or credit actually recognized by an Indemnified Party of Taxes of the Company for any Pre-Closing Tax Period (including any interest relating thereto but net of any Tax or other cost relating to such refund or credit), other than any refund or credit taken into account in computing Net Working Capital or any refund or credit with respect to Taxes (including any interests relating thereto) that results from the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date. Any such refund or credit received by an Indemnified Party to which the Participating Rights Holders are entitled shall be paid by such Indemnified Party to the Stockholders’ Representative for the benefit of the Participating Rights Holders within 10 days of receipt thereof.

(d) Parent, the Company, and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any action, suit, demand or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action, suit, demand or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, and the Stockholders’ Representative agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified, any extensions thereof), and to abide by all record retention agreements entered into with any Tax authority.

6.7 Employee Benefits.

(a) Following the Effective Time, Parent, in its sole discretion, will either (a) continue (or cause the Company to continue) to maintain the Company Employee Plans on substantially the same terms as in effect immediately prior to the Effective Time, or (b) arrange for each employee of the Company and its Subsidiaries as of the Effective Time (the “Company

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Employees”) who remain employed by Parent, the Surviving Corporation or their respective Subsidiaries after the Effective Time (the “Company Participants”) to participate in plans or arrangements of Parent or its applicable subsidiary (“Parent Plans”).

(b) Parent ESPP. Parent agrees that, from and after the Closing Date, the Company Employees who become employees of Parent or any of its Subsidiaries may participate in any employee stock purchase plan sponsored by Parent (the “Parent ESPP”), subject to the terms and conditions of the Parent ESPP, and that service with the Company shall be treated as service with Parent or its Subsidiaries for determining eligibility of the Company’s employees under the Parent ESPP.

(c) WARN Act and other Termination Obligations. Parent shall assume any and all obligations under the Worker Adjustment and Retraining Notification Act or any similar state, local, or foreign law or regulation (the “WARN Act”), including any notice and/or payment obligations, associated with or related to Parent declining to offer employees of the Company or any of its Subsidiaries continued or new employment with Parent or the Surviving Corporation, or offering positions that may otherwise trigger any such payment and/or notice obligations under the WARN Act. Parent shall also assume any and all additional termination payments and obligations relating to Parent declining to offer employees of the Company or any of its Subsidiaries continued or new employment with Parent or the Surviving Corporation, including but not limited to, any severance, termination, change of control, bonus, vacation, personal time off, sick time, or any other termination-related payment, whether in connection with a Company Employee Plan as required by applicable Legal Requirements, or otherwise.

(d) Nothing in this Agreement is intended to or shall be construed so as to (i) be treated as an amendment to any particular Company Employee Plan, (ii) prevent Parent or any of its Affiliates from modifying or terminating any of its benefit plans or other compensatory or benefits arrangements in accordance with their terms or obligate Parent or any of its Affiliates to adopt or maintain any benefit plan or other compensatory or benefits arrangement at any time, (iii) prevent Parent, after the Effective Time, from terminating, reassigning, promoting or demoting any Company Employee or other service provider, or changing the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Company Employees or other service providers, or (iv) create any third-party beneficiary rights in any current or former employee or other service provider of the Company.

6.8 Termination of Certain Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company and its Subsidiaries, as applicable, shall each terminate any and all plans intended to include a Code Section 401(k) arrangement (unless Parent timely provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Company 401(k) Plans”). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective as of the day

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immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors.

6.9 Indemnification.

(a) For a period of six (6) years following the Effective Time, Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement under the Company Charter Documents in favor of the current and former directors and officers of the Company listed in Section 6.9 of the Company Disclosure Letter (the “Company Indemnified Parties”) shall survive the Merger and shall continue in full force and effect in accordance with their terms following the Effective Time, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by applicable Legal Requirements.

(b) For a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements in effect as of the date hereof between the Company and the Company Indemnified Parties, subject to applicable Legal Requirements. For a period of six (6) years following the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of Company Indemnified Parties.

(c) Prior to the Closing, the Company shall obtain and fully pay for “tail” or other insurance policies for at least six (6) years from the Closing Date with respect to directors’ and officers’ liability insurance for acts or omissions existing or occurring at or prior to the Effective Time in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the Effective Time under the Company’s directors’ and officers’ liability insurance policy.

(d) This Section 6.9 is intended to be for the benefit of, and shall be enforceable by the Company Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns.

6.10 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the merger of Merger Sub with and into the Company pursuant to this Agreement.

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ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction (or, to the extent permitted by applicable Legal Requirements, waiver by Parent and the Company) at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been adopted, and the principal terms of the Merger approved thereby, by the Required Stockholder Vote in accordance with applicable Legal Requirements and the Company Charter Documents.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or any decree, injunction (whether preliminary or final and nonappealable) or other order (including any temporary restraining order) which (i) is in effect and (ii) has the effect of making the Merger illegal.

7.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may, to the extent permitted by applicable Legal Requirements, be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby at the Closing Date. The Company shall have received a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized signatory of Parent and a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized signatory of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

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(c) Document Deliveries. The Company shall have received the Escrow Agreement, executed by Parent, the Escrow Agent and Stockholders’ Representative, which shall be in full force and effect

7.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may, to the extent permitted by applicable Legal Requirements, be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date and except for representations and warranties qualified by materiality or the occurrence of a Material Adverse Effect, which shall be true and correct in all respects). Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, to such effect signed on behalf of the Company by an authorized officer of the Company.

(c) Material Adverse Effect on the Company. No Material Adverse Effect on the Company shall have occurred since the date of this Agreement and be continuing.

(d) Consents. Each of the consents set forth in Schedule 7.3(d) shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect.

(e) Employees. As of immediately prior to the Closing, each of the Key Employees shall have accepted Parent’s offer of employment to become an employee of Parent immediately following the Closing and neither of the two Key Employees shall not have made an express statement to the Company, Parent or Merger Sub of any present intention to terminate their employment with, or delivered a notice of termination of their employment to, the Company, Parent or Merger Sub.

(f) Related Person Transactions. All Contracts between the Company or any Subsidiary of the Company, on the one hand, and any Related Person, on the other hand (other than (x) the Foundry Agreement, (y) ordinary course agreements relating to employee compensation and benefits that the Company has made available to Parent prior to the date of this Agreement and

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(z) Contracts identified on Schedule 7.3(f)) shall have been terminated without any liability or obligation to the Company or any of its Subsidiaries.

(g) Amendment to The Foundry Agreement. The Company and The Foundry LLC shall have entered into an amendment to the Assignment and License Agreement dated December 31, 2008, as amended September 17, 2010 (the “Foundry Agreement”) in the form attached hereto as Exhibit F, which amendment shall be in full force and effect.

(h) Appraisal Rights. Holders of no more than ten percent (10%) of the outstanding shares of Company Capital Stock (calculated on an as-converted-to-Company-Common-Stock basis) shall have exercised, or remain entitled to exercise, statutory rights to appraisal or dissenters’ rights pursuant to the DGCL or the CCC with respect to such shares of Company Capital Stock.

(i) FIRPTA Certificate. Prior to the Closing, the Company shall have delivered to Parent a certificate pursuant to Treasury Regulations section 1.1445-2(c)(3), duly executed and acknowledged, in form and substance reasonably satisfactory to Parent, certifying that interests in the Company are not “U.S. real property interests,” together with the notice required to be mailed to the IRS under Treasury Regulations section 1.897-2(h).

(j) Litigation. No Proceeding shall have been commenced or threatened by or before any Governmental Entity that (i) seeks to prevent the consummation of the Merger on the terms, and conferring upon Parent and the Surviving Corporation all of their respective rights and benefits, contemplated herein, or (ii) seeks the award of damages (in an amount material to the Company and its Subsidiaries, taken as a whole) payable by, or any other material remedy against, Parent or the Surviving Corporation in connection with the Merger.

(k) Documents. Parent shall have received the following, each of which shall be in full force and effect as of the Effective Time: (i) the Escrow Agreement, (ii) the Non-Competition Agreements, (iii) the Offer Letters from the Key Employees, (iv) the written resignations of all directors and officers of the Company, to be effective as of the Effective Time, (v) releases in the form of Exhibit G, executed by each of the Persons listed on Exhibit H, (vi) an Option Cancellation Agreement, in a form reasonably satisfactory to Parent, executed by William Facteau and the Company and (vii) a Note Termination Agreement, in a form reasonably satisfactory to Parent, executed by the Company and each of the holders of convertible promissory notes issued under the Note Purchase Agreement, dated as of October 10, 2013, between the Company and such holders of convertible promissory notes.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

8.1 Survival of Representations and Warranties; Other Matters.

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(a) The representations and warranties made by the Company in this Agreement shall survive the Closing as follows: (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.7 and 3.11 (each, a “Fundamental Representation”) shall survive until the third anniversary of the Closing Date (the “FR Expiration Date”); (ii) the representations and warranties set forth in Section 3.8 shall survive until the second anniversary of the Closing Date (the “IP Representation Expiration Date”) and (iii) all other representations and warranties of the Company shall survive until the date twelve (12) months after the Closing Date (the “General Expiration Date”). Notwithstanding the foregoing, if at any time prior to the FR Expiration Date, IP Representation Expiration Date or General Expiration Date, as applicable, any Indemnified Party delivers to the Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of such representation or warranty and asserting a claim for recovery under Section 8.3(a) based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnified Parties or any of their Representatives.

(c) The parties acknowledge and agree that if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnified Party) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have suffered or incurred Losses as a result of and in connection with such inaccuracy or breach.

(d) No Participating Rights Holder shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Article VIII, provided that, for avoidance of doubt, the foregoing does not affect any Participating Rights Holder’s rights under Section 6.8 except with respect to the amounts for which the Participating Rights Holder is personally liable under this Article VIII.

8.2 Escrow and Representative Reimbursement Amount Deposit.

(a) Promptly following the Closing, and without any act of any Participating Rights Holder, Parent shall deposit the Initial Escrow Amount with the Escrow Agent. For purposes of determining the reduction in the amount of Merger Consideration payable to each Company Stockholder pursuant to Section 2.6 or holder of Company Options or Company Warrants pursuant to Section 2.7, as applicable, Parent will be deemed to have contributed on behalf of each Participating Rights Holder, his, her or its allocation as set forth on the Consideration Spreadsheet to be governed under the terms set forth in this Agreement and in the Escrow Agreement. The parties hereto agree that Parent shall be treated as the tax owner of any cash in the Escrow Fund, and that all

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interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement or the Escrow Agreement shall be treated for tax purposes as earned by Parent, provided, however, that Parent shall be entitled to priority distributions of cash from the Escrow Fund in an amount equal to 40% of any such interest or other taxable income earned in each quarter.

(b) Promptly following the Closing, and without any act of any Company Stockholder, Parent shall deposit the Representative Reimbursement Amount with the Escrow Agent, to be held by the Escrow Agent and released on the instructions of the Stockholders’ Representative for the payment of expenses incurred by the Stockholders’ Representative in performing its duties pursuant to this Agreement. For purposes of determining the reduction in the amount of Merger Consideration payable to each Participating Rights Holder, as applicable, Parent will be deemed to have contributed on behalf of each Participating Rights Holder, his, her or its allocation of the Representative Reimbursement Amount as set forth on the Consideration Spreadsheet for retention by the Escrow Agent. Any of the Representative Reimbursement Amount originally deposited with the Escrow Agent at the Closing that has not been used by the Stockholders’ Representative pursuant to the terms of this Agreement on or prior to the end of the period in which the Indemnified Parties may make claims for indemnification pursuant to Section 8.3(a) or, if later, the date on which all indemnification claims of the Indemnified Parties outstanding at the end of such period have been discharged in full, shall be released by the Escrow Agent for distribution by the Escrow Agent to the Participating Rights Holders, in each case in accordance with the allocation set forth in the Consideration Spreadsheet, if any, as set forth on the Consideration Spreadsheet. Notwithstanding the delivery of any remaining portion of the Representative Reimbursement Amount to the Escrow Agent, such remaining portion shall not be deemed part of the Escrow Fund and shall not be available to satisfy any indemnification or other obligations to Parent hereunder. Neither Parent nor any of its Affiliates shall have any liability or obligation with respect to the use of the Representative Reimbursement Amount by the Stockholders’ Representative.

8.3 Indemnification; Certain Limitations.

(a) From and after the Effective Time, the Participating Rights Holders, severally and not jointly and in accordance with the allocations set forth in the Consideration Spreadsheet, shall hold harmless and indemnify each of the Indemnified Parties from and against, and shall compensate and reimburse each of the Indemnified Parties for, any Losses which are suffered or incurred by any of the Indemnified Parties or to which any of the Indemnified Parties may otherwise become subject (regardless of whether or not such Losses relate to any third party claim) and which arise out of or as a result of:

(i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty);

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(ii) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement as if such representation or warranty had been made on and as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time) (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time) (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty);

(iii) any breach of any covenant or obligation of the Company set forth in this Agreement;

(iv) any Unpaid Company Transaction Expenses, to the extent not accounted for in the determination of the Merger Consideration;

(v) the exercise of dissenters’ rights or rights of appraisal by any holder or former holder of Company Capital Stock;

(vi) any inaccuracy in the Consideration Spreadsheet, as amended, including to the extent any Participating Rights Holder is entitled to receive any amounts in connection with the Merger (in such Participating Rights Holder’s capacity as an Participating Rights Holder) in excess of the amounts indicated on the Consideration Spreadsheet; or

(vii) any Unpaid Pre-Closing Taxes and the unpaid Taxes of any Person (other than the Company).

(b) Subject to the terms of this Article VIII, the Participating Rights Holders shall not be required to make any indemnification payment pursuant to Section 8.3(a)(i) or 8.3(a)(ii) for any inaccuracy in or breach of any of the representations and warranties of the Company in this Agreement until such time as the total amount of all Losses (including the Losses arising from such inaccuracy or breach and all other Losses arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnified Parties, or to which any one or more of the Indemnified Parties has or have otherwise become subject, exceeds an amount equal to $400,000 (the “Deductible”) in the aggregate (it being understood that if the total amount of such Losses exceeds the Deductible, then the Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed only for such Losses that are in excess of the Deductible).

(c) Subject to Sections 8.3(d) and 8.3(e), the maximum liability of the Participating Rights Holders under Sections 8.3(a)(i), 8.3(a)(ii), 8.3(a)(iv) and 8.3(a)(v) shall be equal to 10% of the Merger Consideration of each of the following payments: the Initial Merger Consideration, the FDA Milestone Payment Amount, the Initial Revenue Amount, the 2014 Contingent Payment Amount, the 2015 Contingent Payment Amount, the 2016 Contingent Payment Amount and the 2017 Contingent Payment Amount. Subject to Section 8.3(d), the Escrow Fund and

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the Contingent Merger Consideration Set-Off shall serve as the sole source of recovery for indemnification claims made by Parent under this Article VIII. In no event shall any paid Merger Consideration and distributed Escrow Amount and Representative Reimbursement Amount received by any Participating Rights Holders be subject to any clawback or recapture pursuant to this Article VIII, except in the case of (i) intentional fraud, (ii) a knowing or intentional misrepresentation on which Parent has relied, or (iii) a breach of a Fundamental Representation.

(d) The limitations set forth in Sections 8.3(b) and 8.3(c) shall not apply to any claim for indemnification made under (i) Sections 8.3(a)(i) or 8.3(a)(ii), in each case to the extent such claim is based on a breach of a Fundamental Representation or arises from or is a result of intentional fraud or knowing and intentional misrepresentation on which Parent has relied, or (ii) Section 8.3(a)(iii) or Section 8.3(a)(vi). The maximum aggregate liability of each Participating Rights Holder for indemnification claims under (i) Sections 8.3(a)(i) or 8.3(a)(ii), in each case to the extent such claim is based on a breach of a Fundamental Representation or arises from or is a result of intentional fraud or knowing and intentional misrepresentation on which Parent has relied or (ii) Section 8.3(a)(iii) or Section 8.3(a)(vi) shall be equal to the amount of Merger Consideration actually received by such Participating Rights Holder.

(e) No Participating Rights Holder shall be required to make any indemnification payment pursuant to Section 8.3(a) until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by any one or more of the Indemnified Parties, or to which any one or more of the Indemnified Parties has or have otherwise become subject, exceeds the (i) Escrow Fund plus (ii) (without duplication) the Contingent Merger Consideration Set-Off, to the extent payment is due or is within thirty (30) days of becoming due under this Agreement. If and to the extent that the Indemnified Parties (or any of them) is entitled to recover Losses hereunder pursuant to an indemnification claim under any subsection of Section 8.3(a), then such Indemnified Parties shall first recover all such Losses from the (i) Escrow Fund and (ii) the Contingent Merger Consideration Set-Off, to the extent payment is due or is within thirty (30) days of becoming due under this Agreement. The Indemnified Parties shall be entitled to recover funds directly from the Participating Rights Holders if and only to the extent that there are insufficient funds (i) remaining in the Escrow Fund or (ii) available under the Contingent Merger Consideration Set-Off, to the extent payment is due or is within thirty (30) days of becoming due under this Agreement, to pay the full amount of Losses recoverable in respect of such indemnification claim.

(f) Each Participating Rights Holder shall be liable solely for the portion of the Merger Consideration to which such Participating Rights Holder is allocated pursuant to the terms of this Agreement (as detailed in the Consideration Spreadsheet) relative to the total Merger Consideration allocated to all Participating Rights Holders (such Participating Rights Holder’s “Indemnification Allocation”) of any indemnification claim made by any Indemnified Party under Section 8.3(a), whether paid or payable from the Escrow Fund, pursuant to Section 2.9(i) or directly by the Participating Rights Holder. Accordingly, any and all indemnification claims that are payable and paid to the Indemnified Parties hereunder, whether paid or payable from the Escrow Fund, pursuant to Section 2.9(i) or directly by the Participating Rights Holders, shall be payable and paid

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by each Participating Rights Holder based on each Participating Rights Holder’s Indemnification Allocation of the indemnification claim.

(g) Absent intentional fraud or knowing and intentional misrepresentation, in each case upon which Parent has relied, the indemnification provisions contained in this Article VIII are intended to provide the sole and exclusive remedy following the Closing as to all Losses any Indemnified Party may incur arising from or relating to this Agreement, the Merger or the transactions contemplated hereby (it being understood that nothing in this Section 8.3(g) or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing or any rights arising out of claims Parent or the Surviving Corporation may have under the letters of transmittal delivered pursuant to Section 2.8).

(h) The amount of any Losses recoverable hereunder shall be reduced by the amount of (i) any net Tax benefit actually realized by an Indemnified Party in connection with such Losses in the taxable year such Losses are incurred, or the taxable year immediately following the taxable year in which such Losses are incurred, (ii) any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses (net of any costs to recover such insurance payments and the costs of any increased premiums (including retropremium adjustments) to the extent resulting therefrom), and (iii) any amounts actually recovered by the Indemnified Party pursuant to any claim, recovery, settlement or payment by or against a third Person (including pursuant to any Contract or any indemnification or contribution obligation) relating to such Losses (net of any costs of such recovery). Notwithstanding anything to the contrary contained herein, no claim may be made for any Loss related to or arising from the amount, value or condition following the Effective Time of any Tax asset or attribute (including, but not limited to, net operating loss carryforward or tax credit carryforward) of the Company arising in a Pre-Closing Tax Period.

(i) No Indemnified Party shall be entitled to double recovery for any indemnifiable Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement; provided, however, that the foregoing limitation shall not prevent an Indemnified Party from recovering all Losses to which it is entitled hereunder arising out of the same set of facts and circumstances notwithstanding the fact that an indemnification claim for such Losses is based upon more than one representation, warranty, agreement or covenant.

8.4 Claims and Procedures.

(a) If at any time prior to the FR Expiration Date, IP Representation Expiration Date or General Expiration Date, as applicable, Parent determines in good faith that any Indemnified Party has a bona fide claim for indemnification pursuant to this Article VIII, Parent may deliver to the Stockholders’ Representative a certificate signed by any officer of Parent (any certificate delivered in accordance with the provisions of this Section 8.4(a) an “Officer’s Claim Certificate”):

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(i) stating that an Indemnified Party has a claim for indemnification pursuant to this Article VIII;

(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnified Party claims to be entitled to receive, which shall be the amount of Losses such Indemnified Party claims to have so incurred or suffered or would reasonably be expected to incur or suffer; and

(iii) specifying in reasonable detail (based upon the information then possessed by Parent) the material facts known to the Indemnified Party giving rise to such claim.

(iv) No delay in providing such Officer’s Claim Certificate prior to the FR Expiration Date, IP Representation Expiration Date or General Expiration Date, as applicable, shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Participating Rights Holders are prejudiced thereby.

(b) At the time of delivery of any Officer’s Claim Certificate to the Stockholders’ Representative, a duplicate copy of such Officer’s Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Parent (on behalf of itself or any other Indemnified Party). Following the delivery of an Officer’s Claim Certificate, Parent shall make available to the Stockholders’ Representative and their representatives and agents all books and records of the Surviving Corporation and the personnel or representatives of the Surviving Corporation and Parent that are in the possession, control or employ of Parent or the Surviving Corporation as the Stockholders’ Representative may reasonably require for the purpose of investigating or resolving any dispute or responding to any matter or inquiry raised in any Officer’s Claim Certificate.

(c) If the Stockholders’ Representative in good faith objects to any claim made by Parent in any Officer’s Claim Certificate, then the Stockholders’ Representative shall deliver a written notice (a “Claim Dispute Notice”) to Parent during the 30-day period commencing upon receipt by the Stockholders’ Representative of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Parent in the Officer’s Claim Certificate. If the Stockholders’ Representative does not deliver a Claim Dispute Notice to Parent prior to the expiration of such 30-day period, then (i) each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Parent’s favor for purposes of this Article VIII on the terms set forth in such Officer’s Claim Certificate and (ii) if cash remains in the Escrow Fund, then Parent may direct the Escrow Agent to deliver cash from the Escrow Fund to Parent in accordance with this Section 8.4.

(d) If the Stockholders’ Representative delivers a Claim Dispute Notice, then Parent and the Stockholders’ Representative shall attempt in good faith to resolve any such objections raised by the Stockholders’ Representative in such Claim Dispute Notice. If Parent and the Stockholders’ Representative agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Parent and the Stockholders’ Representative shall be

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prepared and signed by both parties and, if cash remains in the Escrow Fund, promptly delivered to the Escrow Agent directing the Escrow Agent to distribute cash from the Escrow Fund in accordance with the terms of such memorandum.

(e) If no such resolution can be reached during the 45-day period following Parent’s receipt of a given Claim Dispute Notice, then upon the expiration of such 45-day period, either Parent or the Stockholders’ Representative may bring suit to resolve the objection in accordance with Sections 10.7 and 10.8. Judgment upon any award rendered by a court having jurisdiction may be entered in any court having jurisdiction.

8.5 Stockholders’ Representative.

(a) By virtue of the adoption of this Agreement and the approval of the principal terms of the Merger contemplated hereby, by the Required Stockholder Vote, each of the Company Stockholders (other than such Company Stockholders, if any, who have perfected dissenters’ or appraisal rights under Delaware or the applicable laws of the State of California) shall be deemed to have agreed for and on behalf of all of the Participating Rights Holders to appoint Ben Brian as the agent and attorney-in-fact (the “Stockholders’ Representative”) of the Participating Rights Holders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund or pursuant to Section 2.9(i) in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Participating Rights Holder or by any such Participating Rights Holder against any Indemnified Party or any dispute between any Indemnified Party and any such Participating Rights Holder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement. Such agency may be changed by the Participating Rights Holders with the right to a majority of the Escrow Fund from time to time. Notwithstanding the foregoing, the Stockholders’ Representative may resign at any time by providing written notice of intent to resign to the Participating Rights Holders, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder’s Representative, and the Stockholders’ Representative shall not receive any compensation for its services.

(b) The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as the Stockholders’ Representative while acting in good faith, even if such act or omission constitutes negligence on the part of such Stockholders’ Representative. The Stockholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Stockholders’ Representative may engage attorneys,

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accountants and other professionals and experts. The Stockholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Stockholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith. The Participating Rights Holders shall indemnify the Stockholders’ Representative and hold the Stockholders’ Representative harmless against any loss, liability or expense incurred on the part of the Stockholders’ Representative (so long as the Stockholders’ Representative was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Stockholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Representative (“Stockholders’ Representative Expenses”). The Stockholders’ Representative shall have the right to retain Stockholders’ Representative Expenses from the Representative Reimbursement Amount prior to any distribution to the Participating Rights Holders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholders’ Representative Expenses actually incurred. Notwithstanding anything to the contrary in this Agreement or any inquiry, investigation or examination conducted (and without any obligation to conduct any inquiry, investigation or examination), or any knowledge possessed or acquired, by or on behalf of Parent, the Surviving Corporation, the Escrow Agent, the Paying Agent or their respective Affiliates, (i) a decision, act, consent or instruction of the Stockholders’ Representative, including with respect to an amendment, extension or waiver of this Agreement pursuant to Sections 9.4 or 9.5, shall constitute a decision of all of the Participating Rights Holders and shall be final, binding and conclusive upon the Participating Rights Holders, (ii) Parent, the Surviving Corporation, the Escrow Agent, the Paying Agent and their respective Affiliates are entitled to rely on the decision, act, consent or instruction of the Stockholders’ Representative as an act approved by all of the Participating Rights Holders and (iii) in no event shall Parent, the Surviving Corporation, the Escrow Agent, the Paying Agent or their respective Affiliates have any liability to any Person (including the Stockholders’ Representative or any of the Stockholders) for any action taken in reliance on the decision, act, consent or instruction of the Stockholders’ Representative.

8.6 Third-Party Claims.

(a) In the event that an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) that the Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article VIII, Parent shall promptly notify the Stockholders’ Representative of such Third Party Claim; provided, however, that the failure to so notify the Stockholders’ Representative of the commencement of any such Third Party Claim will relieve the Participating Rights Holders from liability in connection therewith only if and to the extent that such failure prejudices the defense of such Third Party Claim.

(b) The Stockholders’ Representative shall have fifteen (15) days after receipt of the Claim Notice to notify Parent that it desires to defend Parent against such Third Party Claim; provided, that the Stockholders’ Representative may only assume the defense of a Third Party Claim if (a) it acknowledges to Parent in writing that there exists an indemnification obligation under this

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Article VIII relating to such Third Party Claim, (b) such Third Party Claim does not primarily seek as a remedy the imposition of an equitable remedy that is binding upon any Indemnified Party, (c) such Third Party Claim does not relate to or arise in connection with any criminal Claim brought by a Governmental Entity or any Claim relating to Taxes of Parent or any of its Affiliates, and (d) an adverse resolution of such third-party claim would not reasonably be expected to have a material and adverse effect on the business or operations Parent. If the Stockholders’ Representative assumes the defense of Parent against such Third Party Claim in accordance with the foregoing provisions, Parent shall be entitled, to participate in, but not to determine or conduct, the defense of such Third Party Claim, and the Stockholders’ Representative shall not have the right to settle, adjust or compromise such Third Party Claim without the consent of Parent unless the sole remedy in any such settlement, adjustment or compromise if for an amount of cash (that, for the avoidance of doubt, does not include any equitable remedy or injunctive relief) that is less than or equal to the current balance of the Escrow Fund and that is accompanied by an irrevocable release of all related claims against the Indemnified Parties in a form reasonably satisfactory to Parent.

(c) If the Stockholders’ Representative does not so elect (or, pursuant to Section 8.6(b) cannot so elect) to undertake and conduct the defense of such Third Party Claim, Parent shall undertake the defense of and use all reasonable efforts to defend such claim and shall consult with the Stockholders’ Representative regarding the strategy for defense of such claim, including with respect to Parent’s choice of legal counsel, provided however, that Parent shall have the right in its reasonable discretion to settle any such claim; provided, further, that except with the prior written consent of the Stockholders’ Representative (which shall not be unreasonably withheld, conditioned or delayed), no settlement of any such Third Party Claim with third party claimants shall be determinative of any Losses relating to such matter. If Parent so proceeds with the defense of any such Third Party Claim, the Stockholders’ Representative and each Participating Rights Holder shall make available to Parent any documents and materials in its respective possession or control that may be necessary to the defense of such Third Party Claim.

8.7 No Other Representations and Warranties.

(a) Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its businesses and operations. In connection with Parent’s and Merger Sub’s investigation of the Company and its businesses and operations, Parent, Merger Sub and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and certain estimates, plans and budget information. Parent and Merger Sub acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; and (ii) Parent and Merger Sub are familiar with such uncertainties.

(b) Without limiting the generality of the foregoing, the Indemnified Parties shall have no claim or right to recovery pursuant to this Article VIII or otherwise, and none of the Indemnified Parties or any other person shall have or be subject to any liability to Merger Sub,

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Parent, the Indemnified Parties or any other person, with respect to (i) any information, documents or materials furnished, delivered or made available by the Company or its affiliates, officers, directors, employees, agents or advisors to Parent or Merger Sub, in certain “data rooms”, management presentations or any other form in contemplation of the transactions contemplated hereby or (ii) any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates, unless and solely to the extent that such information, statements, documents or materials in either clause (i) or (ii) above (y) are the subject of an express representation and warranty set forth in Article VIII, or (z) Parent can demonstrate the commission of intentional fraud or a knowing and intentional misrepresentation by or on behalf of the Company when such information or such statements were provided or otherwise made, and Parent relied on such information or statements.

8.8 Tax Consequences of Indemnification Payments. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the purchase price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by duly authorized action by the terminating party, whether before or after the adoption of this Agreement, and the approval of the principal terms of the Merger thereby, by the Required Stockholder Vote:

(a) by Parent, if the Stockholder Approval is not obtained by the Company within twenty-four (24) hours following the time of execution and delivery of this Agreement by the parties hereto;

(b) by duly authorized mutual written consent of Parent and the Company;

(c) by either the Company or Parent if the Merger shall not have been consummated by the date that is sixty (60) days following the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act (including the failure to act in compliance with Section 6.5) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in

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any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that the Company may not terminate this Agreement under this Section 9.1(e) prior to thirty (30) days following the receipt of written notice by Parent from the Company of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if the Company is in material breach of this Agreement or if such breach by Parent is cured so that such conditions would then be satisfied); or

(f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Parent may not terminate this Agreement under this Section 9.1(f) prior to the thirty (30) days following the receipt of written notice by the Company from Parent of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(f) if Parent is in material breach of this Agreement or if such breach by the Company is cured so that such conditions would then be satisfied).

9.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 6.3(a), this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party to this Agreement from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.3 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors (“Transaction Expenses”), shall be paid by the party incurring such expenses whether or not the Merger is consummated.

9.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action duly authorized by the parties, at any time before or after adoption of this Agreement by the Required Stockholder Vote; provided that after adoption of this

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Agreement by the Required Stockholder Vote, no amendment shall be made which requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

9.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action duly authorized by such party, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Ulthera, Inc.

1840 South Stapley Drive, Suite 200

Mesa, Arizona 85204

Attention: Matthew E. Likens, President & CEO

Telephone No.: (480) 619-4069

Telecopy No.: (480) 619-4071

with a copy to:

Latham & Watkins LLP

140 Scott Drive

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Menlo Park, California 94025

Attention: Alan C. Mendelson and Luke J. Bergstrom

Telephone No.: (650) 328-4600

Telecopy No.: (650) 463-2600

(b)	if to the Company, to:

Cabochon Aesthetics, Inc.

127 Independence Drive

Menlo Park, CA 94025

Attention: Ben Brian

Telephone No.: (650) 543-7100

Telecopy No.: (650) 543-7101

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: J. Casey McGlynn and Philip H. Oettinger

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

10.2 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. For purposes of this Agreement; (i) the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (ix) references to a law or Legal Requirement include any amendment or modification to such law or Legal Requirement and any rules or regulations issued thereunder, if such amendment or modification, or such rule or regulation is effective, on or before the date on which the compliance with such law or Legal Requirement is at issue. The table of contents and

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headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in Company Disclosure Letter with regard to a representation of the Company, or in the Parent Disclosure Letter with regard to a representation of Parent or Merger Sub, shall be deemed made with respect to any other representation by such party to which the applicability or relevance of such exception or disclosure is reasonably apparent from the face of such exception or disclosure.

(b) For purposes of this Agreement, the term “Knowledge” means with respect to the Company, with respect to any matter in question, the actual knowledge of the Key Employees.

(c) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, development, condition, occurrence or effect that (i) prevents or materially delays, or would reasonably be expected to prevent or materially delay the consummation of the Merger or the performance of a party of its obligations under this Agreement or (ii) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities, results of operations or prospects of the Company and its Subsidiaries, taken as a whole; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change or effect resulting from changes in Legal Requirements or the interpretation thereof; (b) any change or effect resulting from changes in GAAP or the interpretation thereof; (c) any change or effect resulting from changes affecting any of the industries in which such entity or its Subsidiaries operates generally or the United States or worldwide economy generally, financial markets or political conditions (which changes in each case do not disproportionately affect such entity in any material respect); (d) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof (which do not in each case disproportionately affect such entity in any material respect); (e) failure to meet internal forecasts or financial projections (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect); (f) any change or effect resulting from the announcement or pendency of the Merger, including loss of any employees, customers, suppliers, partners or distributors.

(d) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

10.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile

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transmission or electronic mail in portable document format) to the other party, it being understood that all parties need not sign the same counterpart.

10.4 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter, the Escrow Agreement and the certificates delivered by the Company in connection herewith (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder and no Person is or shall be deemed to be a third party beneficiary hereunder, except, following the Effective Time, except such provisions that act for the benefit of (i) the Company Stockholders, the holders of Company Options and the holders of Company Warrants, as set forth in Section 2.6(a), and in Section 2.7, respectively, and (ii) the Company Indemnified Parties with respect to Section 6.8.

10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court of the United States of America, sitting in Delaware) (“Federal Court”), this being in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

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10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Consent to Jurisdiction. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, the Federal Court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, the Federal Court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, the Federal Court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that the Surviving Corp may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or any Subsidiary of Parent, but no such assignment shall relieve the Surviving Corp of any of its obligations hereunder. Any purported assignment in violation of this Section 10.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

ULTHERA, INC.

By:	/s/ Matthew E. Likens
Name: Matthew E. Likens
Title: President & Chief Executive Officer

GEMSTONE MERGER CORPORATION

By:	/s/ Matthew E. Likens
Name: Matthew E. Likens
Title: President & Secretary

CABOCHON AESTHETICS, INC.

By:	/s/ Ben Brian
Name: Ben Brian
Title: President & Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE

By:	/s/ Ben Brian
Ben Brian

[Signature Page to Agreement and Plan of Merger]